                                                                    Exhibit 10.4


                            ASSET EXCHANGE AGREEMENT



                                      among



                             AT&T Wireless PCS, LLC



                               TeleCorp PCS, Inc.



                                TeleCorp PCS, LLC



                           TeleCorp Holding Corp, Inc.



                          TeleCorp Communications, Inc.



                        TeleCorp Equipment Leasing, L.P.



                              TeleCorp Realty, LLC



                          Dated as of February 28, 2000

                          TABLE OF CONTENTS

                                                                Page
                                                                ----
                              ARTICLE I

                SWAP TRANSACTIONS; RELATED AGREEMENTS

1.1   [Intentionally omitted.]....................................3
1.2   Swap Transactions...........................................3
1.3   Like-Kind Exchange..........................................3
1.4   Replacement Assets..........................................4
1.5   Intermediary................................................5
1.6   Transition Agreement........................................5
1.7   Return of Assets............................................5


                              ARTICLE II

                               CLOSING

2.1   Time and Place of Closing...................................6
2.2   Closing Actions and Deliveries..............................6


                             ARTICLE III

                              COVENANTS

3.1   Consummation of Transactions................................9
3.2   Confidentiality............................................12
3.3   Conduct Prior to Closing...................................13
3.4   Covenants of AT&T..........................................13
3.5   Covenants of TeleCorp Affiliates...........................14
3.6   FCC Construction Requirements..............................16
3.7   Treatment of Employees.....................................16


                              ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF AT&T

4.1   Organization, Power and Authority..........................19
4.2   Consents; No Conflicts.....................................20
4.3   Litigation.................................................20
4.4   FCC Compliance.............................................20

4.5   Brokers....................................................20
4.6   Licenses...................................................20
4.7   Compliance With Laws.......................................21
4.8   Taxes......................................................21
4.9   Acquisition Agreements.....................................22


                              ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF TELECORP

5.1   Organization, Power and Authority..........................22
5.2   Consents; No Conflicts.....................................23
5.3   Litigation.................................................23
5.4   FCC Compliance.............................................23
5.5   Brokers....................................................23
5.6   TeleCorp Assets; Liens.....................................24
5.7   TeleCorp Assets............................................25
5.8   Environmental and Safety Laws..............................25
5.9   TeleCorp Assigned Agreements...............................26
5.10  License....................................................27
5.11  Compliance With Laws.......................................27
5.12  Taxes......................................................28
5.13  Insurance..................................................28
5.14  Undisclosed Liabilities....................................28
5.15  Inventory..................................................29
5.16  Labor Relations............................................29
5.17  Licenses and Permits.......................................29
5.18  Employee Benefits..........................................29
5.19  No Material Adverse Change.................................30
5.20  Affiliate Agreements.......................................30


                              ARTICLE VI

                          CLOSING CONDITIONS

6.1   Conditions to Obligations of All Parties...................30
6.2   Conditions to Obligations of TeleCorp......................31
6.3   Conditions to the Obligations of AT&T......................31


                             ARTICLE VII

                     SURVIVAL AND INDEMNIFICATION

7.1   Survival...................................................32
7.2   Indemnification by AT&T....................................32

7.3   Indemnification by TeleCorp................................33
7.4   Procedures.................................................34
7.5   Tax costs and Tax benefits.................................35


                             ARTICLE VIII

                             TERMINATION

8.1   Termination................................................35
8.2   Effect of Termination; Tax Responsibility..................36


                              ARTICLE IX

                             DEFINITIONS

                              ARTICLE X

                       MISCELLANEOUS PROVISIONS

10.1  Amendment and Modification.................................45
10.2  Waiver of Compliance; Consents.............................45
10.3  Notices....................................................45
10.4  Parties in Interest; Assignment............................46
10.5  Applicable Law.............................................47
10.6  Counterparts...............................................47
10.7  Interpretation.............................................47
10.8  Entire Agreement...........................................47
10.9  Publicity..................................................47
10.10 Specific Performance.......................................47
10.11 Remedies Cumulative........................................48
10.12 Severability...............................................48
10.13 Beneficiaries of Agreement.................................48
10.14 Designated Transferee......................................48
10.15 Access to Records..........................................48
10.16 Agency.....................................................48

                        SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 0.1               TeleCorp Assets

Schedule 0.2               Polycell Licenses

Schedule 0.3               ABC Licenses

Schedule 0.4               Wisconsin Licenses

Schedule 0.5               Iowa Licenses

Schedule 1.3               Asset Match - Like Kind Exchange

Schedule 2.2(e)            Delivery and Exchange of Assets
                           by/Intermediary Letter of Instruction

Schedule 3.7(a)            Excluded Employees

Schedule 4.0               AT&T Disclosure Schedule

      Section 4.6          AT&T/Iowa Licenses

Schedule 5.0               TeleCorp Disclosure Schedule

      Section 5.6(a)       TeleCorp Liens
      Section 5.9          TeleCorp Assigned Agreements

Schedule 5.10              Boston Licenses

Schedule 5.18              Employee Benefits

EXHIBITS

Exhibit A                  Polycell Acquisition Agreement

Exhibit B                  Polycell Assignments

      Exhibit B-1          ABC to AT&T (contract rights)

      Exhibit B-2          AT&T to Intermediary (contract
                           rights)

      Exhibit B-3          Intermediary to Telecorp (contract
                           rights)

      Exhibit B-4          Polycell to Telecorp (license)

Exhibit C                  ABC Acquisition Agreement

      Exhibit C-1          AT&T to Intermediary (contract
                           rights)

      Exhibit C-2          Intermediary to Telecorp (contract
                           rights)

      Exhibit C-3          ABC to Telecorp (license)

Exhibit D                  Intermediary Agreement

Exhibit E                  Transition Agreement

Exhibit F                  AT&T Assignments (WI/IA Licenses)

Exhibit G                  TeleCorp Bill of Sale and Assignment

      Exhibit G-1          TeleCorp to Intermediary

      Exhibit G-2          Intermediary to AT&T

      Exhibit G-3          TeleCorp to AT&T (licenses)

      Exhibit G-4          TeleCorp to AT&T Bill of Sale

      Exhibit G-5          TeleCorp to AT&T Assignment and
                           Assumption of Leases and Contracts

                            ASSET EXCHANGE AGREEMENT

         THIS ASSET EXCHANGE AGREEMENT (this "AGREEMENT"), dated as of February 28, 2000, by and between AT&T Wireless PCS, LLC, a Delaware limited liability company ("AT&T"), TeleCorp PCS, Inc., a Delaware corporation ("TELECORP"), TeleCorp PCS, LLC, a Delaware limited liability company ("TELECORP LLC"), TeleCorp Holding Corp, Inc., a Delaware corporation ("TELECORP HOLDING"), TeleCorp Communications, Inc., a Delaware corporation ("TELECORP COMMUNICATIONS"), TeleCorp Equipment Leasing, L.P., a Delaware limited partnership ("TELECORP EQUIPMENT"), TeleCorp Realty, LLC, a Delaware limited liability company ("TELECORP REALTY") (TeleCorp, TeleCorp LLC, TeleCorp Holding, TeleCorp Communications, TeleCorp Equipment, and TeleCorp Realty hereinafter collectively, the "TELECORP AFFILIATES"). Certain terms used in this Agreement are defined in Article IX hereof.

         WHEREAS, TeleCorp LLC holds (a) the 20MHz PCS licenses in the Boston-Providence MTA listed on SCHEDULE 0.1 (the "BOSTON LICENSES") and (b) the related operating assets and properties described on SCHEDULE 0.1, constituting all of the assets and properties of TeleCorp primarily used or held for use for its personal communications services business in such area (the "BOSTON BUSINESS" and, collectively with the Boston Licenses, the "TELECORP ASSETS");

         WHEREAS, (a) pursuant to a License Acquisition Agreement in the form of EXHIBIT A (the "POLYCELL ACQUISITION AGREEMENT") between Polycell Communications, Inc., a Delaware corporation ("POLYCELL"), and ABC Wireless, L.L.C., a Delaware limited liability company ("ABC" or the "POLYCELL BUYER"), the Polycell Buyer has obtained the right to purchase the licenses listed on
SCHEDULE 0.2 (the "POLYCELL LICENSES") and (b) the Polycell Buyer has agreed to assign to AT&T (i) the right to direct the transfer of the right to hold the Polycell Licenses to TeleCorp, and (ii) all other rights and obligations under the Polycell Acquisition Agreement by an Assignment and Assumption Agreement substantially in the form of EXHIBIT B (the "POLYCELL ASSIGNMENT");

         WHEREAS, pursuant to a License Acquisition Agreement in the form of EXHIBIT C (the "ABC ACQUISITION AGREEMENT") between ABC and AT&T, AT&T has obtained the right to direct the transfer of the right to hold the licenses of ABC listed on SCHEDULE 0.3 in the MTA (as defined below) of the Des Moines-Quad Cities (the "ABC LICENSES" and, together with the Polycell Licenses, the "AT&T ACQUIRED ASSETS") to TeleCorp, as well as assign to TeleCorp all other rights and obligations under the ABC Acquisition Agreement;

         WHEREAS, AT&T (or its Affiliate) holds the 10MHz licenses listed on
SCHEDULE 0.4 in the territory in Wisconsin set forth therein (the "WISCONSIN LICENSES");

         WHEREAS, AT&T (or its Affiliate) holds the 10MHz licenses listed on
SCHEDULE 0.5 in the Fort Dodge, Iowa, and Waterloo, Iowa, BTAs (the "IOWA LICENSES" and, together with the Wisconsin Licenses, the "AT&T OWNED ASSETS");

         WHEREAS, the Polycell Acquisition Agreement and the ABC Acquisition Agreement (collectively, the "ACQUISITION AGREEMENTS") require payments of cash consideration equal to the purchase price stated in each such Agreement, including the earnest money deposit held in escrow under the Polycell Agreement (such cash consideration in the aggregate, the "CASH CONSIDERATION") and, pursuant to the Polycell Acquisition Agreement, Polycell has the option to substitute for a portion of its share of the Cash Consideration certain payments in stock of TeleCorp (the "STOCK CONSIDERATION"), in connection with the transfer, respectively, of the Polycell Licenses and the ABC Licenses and AT&T is willing to fund the Cash Consideration in accordance with the terms hereof;

         WHEREAS, the parties to this Agreement wish to effect, or cause to be effected, an exchange (the "SWAP TRANSACTIONS") of (a) the Boston Licenses for
(b) (I) the AT&T Acquired Assets and (II) the AT&T Owned Assets (clauses (I) and
(II) collectively, the "AT&T ASSETS"), which Swap Transactions shall be effected to the fullest extent possible in accordance with this Agreement as a like-kind exchange of property for Federal income tax purposes pursuant to Section 1031 of the Code;

         WHEREAS, in addition to the Cash Consideration, AT&T shall pay to TeleCorp an aggregate amount equal to (a) $80 million less (b) the Cash Consideration (hereinafter, the "ASSET PAYMENT") for the Boston Business; and

         WHEREAS, in order to effect the Swap Transactions and the other transactions contemplated hereby, the parties hereto wish to enter into an agreement substantially in the form of EXHIBIT D (the "INTERMEDIARY AGREEMENT") with an intermediary corporation and exchange agent (the "INTERMEDIARY") that meets all applicable requirements to act as a Qualified Intermediary (as defined below), pursuant to which such Intermediary would (a) hold the TeleCorp Assets, the AT&T Assets, the Cash Consideration, the Asset Payment, and the Stock Consideration, if any, pending consummation of the Swap Transactions, (b) (i) consummate the transactions contemplated by each of the Acquisition Agreements and (ii) direct and cause the delivery of the AT&T Acquired Assets to TeleCorp Holding, the AT&T Owned Assets to TeleCorp LLC and the Asset Payment to the TeleCorp Affiliates designated on Schedule 1.3 (TeleCorp or such designated Affiliates, as applicable, a "DESIGNATED TELECORP AFFILIATE" and collectively, the "DESIGNATED TELECORP AFFILIATES") and (c) deliver on the Closing Date the TeleCorp Assets to AT&T, all on the terms and subject to the conditions herein set forth.

         NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree as follows:

                                    ARTICLE I

                      SWAP TRANSACTIONS; RELATED AGREEMENTS

1.1   [Intentionally omitted.]


1.2 SWAP TRANSACTIONS. Upon the terms and subject to the conditions hereof (including without limitation Section 1.3 below) and in reliance upon the representations, warranties, covenants and agreements herein contained, the Designated TeleCorp Affiliates and AT&T (or, if applicable in the case of Replacement Assets, an Affiliate of AT&T designated by AT&T) shall exchange the AT&T Owned Assets and the AT&T Acquired Assets and, to the extent applicable, the Replacement Assets (as defined below), for the TeleCorp Assets (other than the TeleCorp Excluded Assets), free and clear of all Liens (except Permitted Liens).

1.3 LIKE-KIND EXCHANGE. (a) Subject to Sections 1.3(b), 1.4, 1.5 and 1.6 below, the Boston Licenses shall be exchanged for the AT&T Assets;

         (b) TeleCorp Holding, TeleCorp LLC and AT&T shall use all commercially reasonable efforts to structure the Swap Transactions in such a manner that the Swap Transactions will qualify as a tax-free exchange of like-kind assets to the maximum extent permitted by Section 1031 of the Code, including, as applicable, a deferred like-kind exchange under Section 1031 of the Code. In accordance with this Section and Schedule 1.3 and, subject to Sections 1.4 and 1.5 hereof, the parties shall undertake to the extent possible to match like-kind assets with like-kind assets of equivalent value.

         (c) TeleCorp Holding, TeleCorp LLC and AT&T agree that the values on the Closing Date of the TeleCorp Assets and AT&T Assets described in Section 1.3(a) above will be reflected on Schedule 1.3 and the parties will not take any position on any tax returns inconsistent therewith and will prepare and file all returns and reports relating to the exchange contemplated by this Agreement, including all Federal, state and local Tax returns, in a manner which is consistent with such Schedule 1.3 (which may be amended from time to time by agreement of the parties), except to the extent otherwise required pursuant to a "determination" within the meaning of Code Section 1313(a).

         (d) All property to be transferred to a Designated TeleCorp Affiliate pursuant to this Agreement shall be received by such Designated TeleCorp Affiliate on or before the earlier of (i) 180 days after TeleCorp and its Affiliates are treated as transferring any of the TeleCorp Assets and (ii) the due date for TeleCorp's income tax return for the taxable year in which the first transfer of any TeleCorp Asset occurs, in either case, within the meaning of Regulations section 1.1031(k)-1(b)(2). All property to be transferred to AT&T or its Affiliates pursuant to this Agreement shall be received by such entities on or before the earlier of (i) 180 days after AT&T is treated as transferring any of the AT&T Assets and (ii) the due date for AT&T's income tax return for the taxable year in which the first transfer of any AT&T Asset occurs, in either case, within the meaning of Regulations section 1.1031(k)-1(b)(2). None of the parties to this

Agreement shall have any right to receive, pledge, borrow, or otherwise obtain the benefits of money or other property held by the Intermediary within the meaning of Regulations section 1.1031(k)-1(g)(6), except as otherwise expressly permitted under such section prior to the earlier of 180 days after each party is treated as transferring any of its assets pursuant to this Agreement, or the due date for such company's income tax return for the taxable year in which the transfer of such company's assets pursuant to this Agreement occurs, in each case within the meaning of Regulations section 1.1031(k)-1(b)(2)(ii).

1.4 REPLACEMENT ASSETS. (a) In the event that AT&T is unable to deliver, or cause the delivery of, any of the Polycell Licenses and ABC Licenses within 35 days after any of TeleCorp and its Affiliates are treated as transferring any TeleCorp Asset within the meaning of Regulation section 1.1031(k)-1(b)(2)(i) (the "FIRST TRANSFER DATE"), then, within 45 days after the First Transfer Date, AT&T shall deliver, or cause to be delivered, to the Intermediary, for delivery to the Designated TeleCorp Affiliates, one of the following (chosen at AT&T's option), which delivery will constitute full and complete satisfaction of AT&T's obligations with respect to the Polycell Licenses or the ABC Licenses, as the case may be: (A) cash in an amount equal to (1) $133 times the number of POPs covered by the Polycell Licenses or the ABC Licenses, as the case may be, less
(2) the amount of the Cash Consideration that was required to be paid pursuant to the Polycell Acquisition Agreement or the ABC Acquisition Agreement, as the case may be, and the transactions contemplated thereby; (B) an amount of Class A Common Stock of TeleCorp having a value equal to the cash payable under clause
(A) above, valued based on the average of the closing prices of such stock for the ten trading days immediately preceding the date of Closing; or (C) executed assignments in form and substance satisfactory to TeleCorp for PCS Licenses held by AT&T and/or its Affiliates in markets of equivalent size and density to markets covered by the ABC Licenses and Polycell Licenses and reasonably acceptable to TeleCorp (the "REPLACEMENT ASSETS") for at least an equivalent number of POPs, which shall be exchanged in accordance with Section 1.3(b) above. In each case, TeleCorp may timely deliver to the Intermediary a signed schedule identifying and designating such Replacement Assets as "replacement assets" within the meaning of Regulations section 1.1031(k)-l(c)(2). If AT&T chooses to comply with clause (C) above, TeleCorp will deliver to the Intermediary, and shall cause the Intermediary to deliver to AT&T, an amount of Class A Common Stock of TeleCorp, valued as set forth in clause (B) above, equal to the amount of the Cash Consideration that was required to be paid pursuant to the Polycell Acquisition Agreement or the ABC Acquisition Agreement, as the case may be, and the transactions contemplated thereby, and, if the number of POPs included in the Replacement Assets chosen exceeds the number of POPs covered by the Polycell Licenses or the ABC Licenses, as the case may be, TeleCorp will deliver to the Intermediary, and shall cause the Intermediary to deliver to AT&T, an additional amount of TeleCorp Class A Common Stock, valued as set forth in clause (B) above, equal to $133 times the number of such excess POPs.

         (b) In the event TeleCorp LLC is unable to deliver the TeleCorp Assets, or if this Agreement terminates prior to delivery of the TeleCorp Assets, and prior to termination any TeleCorp Affiliate has acquired any of the AT&T Acquired Assets pursuant to this Agreement, then promptly upon termination of this Agreement, TeleCorp shall, as directed by AT&T, either (A) sell the Polycell Licenses or the ABC Licenses, as the case may be, to an entity designated by AT&T, for a purchase price and otherwise on the same terms and conditions as TeleCorp's acquisition of the Polycell Licenses or the ABC Licenses or (B) issue to AT&T an amount of Class A Common Stock of TeleCorp having a value equal to (1) $133 times the number of POPs covered by the Polycell Licenses or the ABC Licenses, as the case may be, less (2) the amount of the Cash Consideration that was required to be paid pursuant to the Polycell Acquisition Agreement or the ABC Acquisition Agreement, as the case may be, and the transactions contemplated thereby, such stock to be valued based on the average of the closing prices of such stock for the ten trading days immediately preceding the date of Closing.

1.5 INTERMEDIARY. The parties shall (a) select an Intermediary that is a Qualified Intermediary, (b) enter into the Intermediary Agreement and (c) deliver, or cause to be delivered, to the Intermediary the AT&T Assignments (as defined below), the Cash Consideration, the Asset Payment, the TeleCorp Assignments, the Stock Consideration (if any) and all other documents, money and other property required to be delivered pursuant to Section 2.2 below pending consummation of the transactions contemplated hereby, PROVIDED, HOWEVER, that nothing in this Agreement (other than Section 1.4 or 10.14 hereof) or the Intermediary Agreement will alter the fact that, at Closing (or thereafter, as applicable, pursuant to the Intermediary Agreement), title to the AT&T Assets shall pass directly to the Designated TeleCorp Affiliates and title to the TeleCorp Assets shall pass directly to AT&T. On the Closing Date (or thereafter, as applicable, pursuant to the Intermediary Agreement), the Intermediary shall consummate each of the transactions contemplated by each of the Acquisition Agreements, and shall deliver or direct the delivery of the TeleCorp Assets and AT&T Assets to the respective recipients thereof set forth in Schedule 1.3, which may be amended by TeleCorp and AT&T from time to time, all in the manner set forth in the Intermediary Agreement.

1.6 TRANSITION AGREEMENT. On the Closing Date, TeleCorp and AT&T shall enter into the Transition Agreement attached hereto as EXHIBIT E, which Agreement shall require TeleCorp to provide operational and administrative services for AT&T with respect to the TeleCorp Assets for a period of time and subject to the terms and conditions specified therein.

1.7 DECLINED ASSETS. Notwithstanding any other provision of this Agreement, AT&T shall have the right to determine in its sole discretion that it does not intend to, or is unable to, utilize any of the assets comprising the Boston Business in connection with its ownership and operation of the Boston Licenses, which determination shall be made the earlier of (i) one hundred and twenty
(120) days after the date hereof and (ii) the Closing Date. AT&T hereby covenants and agrees that title to such declined assets will not be deemed to have been transferred to AT&T under the terms of this Agreement.

                                   ARTICLE II

                                     CLOSING

2.1 TIME AND PLACE OF CLOSING. Upon the terms and subject to the conditions hereof, the closing of the Transactions (the "CLOSING") shall take place at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, NY 10038 at 10:00 a.m. local time on the date on which the last of the conditions precedent set forth in Article VI hereof has been satisfied, or at such other place and/or time and/or on such other date as the parties may agree or as may be necessary to permit the fulfillment or waiver of any of the conditions set forth in
Article VI (the "CLOSING DATE"). The Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date.

2.2 CLOSING ACTIONS AND DELIVERIES. Upon the terms hereof and, subject to the satisfaction or waiver by the appropriate party, if applicable, of the conditions set forth in Article VI, to consummate the Transactions, on the Closing Date (or, if applicable, the earlier closing of the acquisition of any of the AT&T Acquired Assets), the parties shall take the following actions (or in the event of the earlier closing of the AT&T Acquired Assets, such of the following as may be applicable):

         (a) AT&T ACTIONS WITH RESPECT TO INTERMEDIARY. AT&T shall (i) execute and deliver to the Intermediary (A) assignments of the rights to direct the transfer to TeleCorp Holding of (I) all rights to the AT&T Acquired Assets and
(II) the other rights and obligations of the Polycell Buyer and AT&T under the Polycell Acquisition Agreement and the ABC Acquisition Agreement, respectively (assignments of clauses (I) and (II) above collectively, the "AT&T ACQUISITION ASSIGNMENTS") and (B) license assignments substantially in the form of EXHIBIT F (the "AT&T LICENSE ASSIGNMENTS") to TeleCorp LLC of all of AT&T's rights to the AT&T Owned Assets (the AT&T Acquisition Assignments and the AT&T License Assignments collectively, the "AT&T ASSIGNMENTS"), (ii) deliver or cause to be delivered to the Intermediary the Cash Consideration and the Asset Payment and
(iii) pursuant to the Intermediary Agreement, direct the Intermediary to take all actions necessary to (A) consummate all of the transactions contemplated by the Acquisition Agreements, including without limitation payment of the Cash Consideration and the Stock Consideration, if any, to the respective recipients thereof, (B) cause the AT&T Acquired Assets to be transferred to TeleCorp Holding, (C) assign and transfer to TeleCorp all other rights and obligations under the Acquisition Agreements, (D) cause the AT&T Owned Assets to be transferred to TeleCorp LLC and (E) pay the Asset Payment to the Designated TeleCorp Affiliates.

         (b) AT&T DELIVERIES TO TELECORP. AT&T shall execute and deliver (or cause to be executed and delivered) to TeleCorp:

         (i) the opinion of Wachtell, Lipton, Rosen & Katz, counsel to AT&T, dated the Closing Date, addressed to TeleCorp in form and substance reasonably satisfactory to TeleCorp and its counsel;

         (ii) the opinion of David Jatlow, Esq., FCC counsel to AT&T, dated the Closing Date, addressed to TeleCorp in form and substance reasonably satisfactory to TeleCorp and its counsel;


        (iii) a certificate of an officer of AT&T, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 6.2(a) and 6.2(b) and that each of the conditions precedent to the obligations of AT&T hereunder have been waived by AT&T or have been satisfied (which shall not affect any rights to indemnification under Article VII hereof);

        (iv) a certificate of an officer of AT&T, dated the Closing Date, certifying as to (A) the resolutions adopted by AT&T duly authorizing the execution, delivery and performance of this Agreement by AT&T and the execution and delivery by AT&T of all instruments and documents contemplated hereby (and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded) and (B) the signatures of the Persons who have been authorized to execute and deliver this Agreement on behalf of AT&T and any other agreement executed or to be executed in connection herewith;

        (v) a good standing certificate of AT&T from the Secretary of State of Delaware, dated no earlier than 30 days prior to the Closing;

        (vi) a certification from AT&T under Section 1445(b)(2) of the Code and Regulations thereunder, in form reasonably acceptable to TeleCorp, stating the taxpayer identification number of AT&T and that AT&T is not a foreign Person; and

        (vii) all such other documents and instruments as TeleCorp or its counsel may reasonably request in order to consummate the Swap Transactions or to enable the TeleCorp Affiliates to protect, exercise and enjoy all rights and benefits with respect to the AT&T Assets.


         (c) TELECORP AFFILIATE ACTIONS WITH RESPECT TO INTERMEDIARY. The TeleCorp Affiliates shall (i) execute and deliver, or cause to be executed and delivered, to the Intermediary a bill of sale and an assignment and assumption agreement substantially in the form of EXHIBIT G of all of its and any other Designated TeleCorp Affiliate's rights to the TeleCorp Assets (the "TELECORP ASSIGNMENTS"), (ii) deliver the Stock Consideration, if any, and (iii) direct the Intermediary to cause all rights to the TeleCorp Assets to be transferred, as applicable, to AT&T.

         (d) TELECORP DELIVERIES TO AT&T. TeleCorp shall execute and deliver (or cause to be executed and delivered) to AT&T:

         (i) the opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., counsel to TeleCorp, dated the Closing Date, addressed to AT&T in form and substance reasonably satisfactory to AT&T and its counsel;

         (ii) the opinion of Wiley, Rein & Fielding, FCC Counsel to TeleCorp, dated the Closing Date, addressed to AT&T in form and substance reasonably satisfactory to AT&T and its counsel;

         (iii) a certificate of an officer of TeleCorp, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 6.3(a) and 6.3(b) and that each of the conditions precedent to the obligations of TeleCorp hereunder have been waived by TeleCorp or have been satisfied (which shall not affect any rights to indemnification under Article VII hereof);

         (iv) a certificate of an officer of TeleCorp, dated the Closing Date, certifying as to (A) the resolutions adopted by TeleCorp duly authorizing the execution, delivery and performance of this Agreement by TeleCorp and the execution and delivery by TeleCorp of all instruments and documents contemplated hereby (and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded) and (B) the signatures of the Persons who have been authorized to execute and deliver this Agreement on behalf of TeleCorp and any other agreement executed or to be executed in connection herewith;

         (v) a good standing certificate of each of the TeleCorp Affiliates from the Secretary of State of Delaware, dated no earlier than 30 days prior to the Closing;

         (vi) evidence reasonably satisfactory to AT&T that all releases and satisfaction pieces required to release all Liens (other than Permitted Liens) on the TeleCorp Assets have been obtained;

         (vii) an estoppel certificate, reasonably satisfactory to AT&T, from each of the landlords, licensors or lessors under each of the TeleCorp Assigned Leases;

         (viii) a certification from TeleCorp under Section 1445(b)(2) of the Code and the Regulations thereunder, in form reasonably acceptable to AT&T, stating the taxpayer identification number of TeleCorp (and such Affiliate of TeleCorp as owns for Federal income tax purposes any of the TeleCorp Assets) and that TeleCorp (or such Affiliate) is not a foreign Person;

         (ix)   the TeleCorp Books and Records; and

         (x) all such other documents and instruments as AT&T or its counsel may reasonably request in order to consummate the Transactions or to enable AT&T to protect, exercise and enjoy all rights and benefits with respect to the TeleCorp Assets.

         (e) TELECORP AND AT&T DELIVERIES. The parties shall execute and deliver to Intermediary a joint letter of instruction (the "LETTER OF INSTRUCTION") confirming that all the conditions precedent to consummation of the transactions contemplated hereby have been satisfied or waived by TeleCorp and AT&T and directing

Intermediary to effect the deliveries and exchange of like-kind assets in the manner specified in SCHEDULE 1.3.

         (f) INTERMEDIARY ACTIONS AND DELIVERIES. Intermediary shall, upon receipt of the Letter of Instruction and the other items required to be delivered to it by the parties hereto pursuant to the provisions of Article II hereof and in accordance with the terms of the Intermediary Agreement, take the following actions and effect the following deliveries:

         (i) consummate the transactions contemplated by each of the Acquisition Agreements in accordance with the provisions of each such agreement. In connection therewith, Intermediary shall (A) deliver to each of the counterparties to each such Acquisition Agreement that portion of the Cash Consideration as is allocable to the purchase price required to be paid under such Acquisition Agreement and such instruments, certificates, opinions and other agreements as may be required pursuant to the terms of each of the Acquisition Agreements to consummate the transactions contemplated by each of such agreements, (B) deliver to Polycell the required Stock Consideration, if any, and (C) direct that such counterparties deliver any and all rights, and/or assign, as applicable, all of the Polycell Licenses and the ABC Licenses and execute and deliver such instruments, certificates, opinions and other agreements as may be required pursuant to the terms of each of the Acquisition Agreements to consummate the transactions contemplated by each of such Agreements, to TeleCorp or another Designated TeleCorp Affiliate, as applicable;

        (ii)    deliver the TeleCorp Assignments to AT&T, as applicable; and

        (iii) deliver the AT&T Assignments and the Asset Payment to the Designated TeleCorp Affiliates, as applicable.

                                   ARTICLE III

                                    COVENANTS

3.1 CONSUMMATION OF TRANSACTIONS. Each party shall use (except as otherwise provided in this Section 3.1) all commercially reasonable efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to carry out all of their respective obligations under this Agreement and to consummate the Transactions at the earliest practicable date, which efforts shall include the following:

         (a) The parties shall use all commercially reasonable efforts to cause the Closing to occur and the Transactions to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, to obtain all necessary Consents including the approval of this Agreement and the Swap Transactions by all Governmental Authorities and agencies, including the FCC, and any Consents necessary or advisable in the reasonable judgment of TeleCorp and AT&T in connection with franchise laws applicable to the execution, delivery and performance of this Agreement or the consummation of the Swap Transactions, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required in order for the parties to consummate the Transactions.

         (b) Each party shall furnish to the other party all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing to be made by AT&T, TeleCorp or any other party in connection with the Transactions or otherwise to comply with applicable FCC Law.

         (c) Upon the request of another party, each party shall, without further consideration, forthwith execute and deliver, or cause to be executed and delivered, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents, and shall take such other action, as may reasonably be requested by such party in order to effectuate the purposes of this Agreement.

         (d) TeleCorp and AT&T each covenants and agrees from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

         (i) As soon as practicable, but in no event later than 30 days after the date of this Agreement, each of the parties shall file with the FCC a complete application requesting its approval and consent to the Swap Transactions (the "FCC APPLICATIONS"); PROVIDED, that the parties shall cooperate with each other in the preparation of the FCC
      Applications and shall in good faith and with due diligence take all reasonable steps necessary to expedite the processing of the FCC Applications and to secure such Consents or approvals as expeditiously as practicable. If the Closing shall not have occurred for any reason within the initial effective periods of the granting of FCC approval of any of the FCC Applications, and neither party shall have terminated this Agreement under Article VIII, the parties shall jointly request and use their respective best efforts to obtain one or more extensions of the effective periods of such grants. Neither party will knowingly take, or fail to take, any action the intent or reasonably anticipated consequence of which would be to cause the FCC not to grant approval of the FCC Applications, or to cause the FCC to intervene in a manner damaging to the ability to operate the parties' respective businesses in the manner contemplated following the Closing. The parties agree to oppose any requests for reconsideration or judicial review of the granting of approval of the FCC Applications.

         (ii) Upon receipt of approval of the FCC of the applications to approve the assignments of Licenses contemplated as part of the Swap Transactions, as reported by public notice issued by the FCC, each shall use all commercially reasonable efforts to take, or forbear from taking, all such actions, so as to maintain such approval in full force and effect and not to engage in, or forbear from engaging in, any activity which would result in the revocation or modification of such approval. In addition to FCC approval, it is understood that the Closing may be subject to the prior approval of one or more state regulatory commissions. Each party shall use all commercially reasonable efforts to file with any relevant state agency or agencies, as soon as practicable following the date hereof and in no event later than ten (10) Business Days from the date hereof, a joint application requesting the approval of the assignments of Licenses contemplated as part of the Swap Transactions. Each of the parties hereto shall diligently take or cooperate in the taking of all steps that are necessary or appropriate to expedite the prosecution and favorable consideration of such applications. The parties covenant and agree to undertake all actions reasonably requested by any regulatory authority and to file such material as shall be necessary or any required to obtain any necessary waivers or other authority from the any state agency or agencies in connection with the foregoing applications.

         (iii) Within fifteen (15) Business Days of the date of execution hereof, the parties shall file, or cause to be filed, with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ") any and all reports or notifications which are required to be filed under the HSR Act or other Law.

         (iv) Each party shall promptly comply with all requests for further documents and information made by the DOJ or the FTC, shall use all commercially reasonable efforts to obtain early termination of all waiting periods under the HSR Act, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

         (e) Each party shall use all commercially reasonable efforts to structure the Transactions in such a manner that no franchise Laws shall be applicable to the relationship between AT&T and TeleCorp (or its Affiliates); PROVIDED, that no party shall be obligated to agree to any modification that adversely affects such party. Nothing in this Agreement shall be construed to require the parties to consummate the Closing if any regulatory approval would require that it (i) divest or hold separate any of its assets existing as of the date hereof other than as contemplated by this Agreement or (ii) otherwise take or commit to take any action that limits its freedom of action in any material respect with respect to any of its businesses, product lines or assets other than as contemplated by this Agreement.

         (f) Each party shall refrain from taking any action (or failing to take any action) if such action (or failure to take any action) could reasonably be expected to result in the expiration, revocation, suspension or adverse modification of any of the FCC Licenses with respect to any of the AT&T Assets or the TeleCorp Assets, as the case may be.

         (g) Each party shall refrain, and shall cause each of its Affiliates to refrain, from agreeing, whether in writing or otherwise, to take any action inconsistent with any of the foregoing.

         (h) TeleCorp shall take all actions as may be necessary to satisfy the condition set forth in Section 6.2(d), except to the extent that taking such action would have a material adverse effect on TeleCorp and its Affiliates taken as a whole. For the purposes of the immediately preceding sentence, a "material adverse effect" shall include having to spend in excess of $2,000,000 in order to obtain the consent referred to in Section 6.2(d).

3.2   CONFIDENTIALITY.

        (a) Each party shall, and shall cause each of its Affiliates, and its and their respective shareholders, members, managers, directors, officers, employees and agents (collectively, "REPRESENTATIVES") to, keep secret and retain in strictest confidence any and all Confidential Information relating to any other party that it receives in connection with the negotiation or performance of this Agreement, and shall not disclose such Confidential Information, and shall cause its Representatives not to disclose such Confidential Information, to anyone except the receiving party's Affiliates and Representatives and any other Person that agrees to keep in confidence all Confidential Information in accordance with the terms of this Section 3.2. Until the Closing, each party agrees to use Confidential Information received from another party only to pursue such Transactions, but not for any other purpose. All tangible embodiments of Confidential Information furnished pursuant to this Agreement shall be returned promptly to the party to whom it belongs upon request by such party.

         (b) The obligations set forth in Section 3.2(a) shall be inoperative with respect to Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by the receiving party or its Representatives in violation of this Agreement, (ii) was available to the receiving party on a nonconfidential basis prior to its disclosure to the receiving party, or (iii) becomes available to the receiving party on a nonconfidential basis from a source other than the providing party or its agents, PROVIDED, that such source is not known by the receiving party to be bound by a confidentiality agreement with the providing party or the providing party's agents.

         (c) To the fullest extent permitted by Law, if a party or any of its Affiliates or Representatives breaches, or threatens to commit a breach of, this
Section 3.2, the party whose Confidential Information shall be disclosed, or threatened to be disclosed, shall have the right and remedy to have this Section
3.2 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that money damages will not provide an adequate remedy to such party. Nothing in this Section 3.2 shall be construed to limit the right of any party to collect money damages in the event of breach of this Section 3.2.

         (d) Anything else in this Agreement notwithstanding, each party shall have the right to disclose any information, including Confidential Information of the other party or such other party's Affiliates: (i) to the other party and its Affiliates or Representatives; (ii) as otherwise required by Law, including securities Laws; PROVIDED, that any such disclosure shall be as limited in scope as possible and shall be made only after giving the other party as much notice as practicable of such required disclosure and an opportunity to contest such disclosure if possible; (iii) as required by its existing or potential lending sources (such lending sources to acknowledge that any such Confidential Information disclosed to them is subject to the provisions hereof); (iv) as required to enforce its rights under this Agreement; (v) as required to obtain the Consents specified in Sections 6.1(a) through (c); or
(vi) in the case of TeleCorp and its Affiliates, relating solely to the AT&T Assets, and in the case of AT&T and its Affiliates, relating solely to the TeleCorp Assets, on and after the Closing Date.

3.3 CONDUCT PRIOR TO CLOSING. Each of the parties to this Agreement agrees that neither it nor any of its respective Affiliates shall knowingly take any actions that would cause the transactions contemplated hereby to fail to qualify as a like-kind exchange under Section 1031 of the Code.

3.4 COVENANTS OF AT&T. From and after the execution and delivery of this Agreement to and including the Closing Date, AT&T shall:

         (a) Comply with all applicable Laws relating to the AT&T Assets except to the extent that such failure to comply would not have an AT&T Material Adverse Effect or a material adverse effect on the Transactions;

         (b) Use all commercially reasonable efforts to maintain the Wisconsin Licenses, the Iowa Licenses, the ABC Acquisition Agreement and its rights under the Polycell Acquisition Agreement in full force and effect;

         (c) Use all commercially reasonable efforts to assist (i) Polycell in maintaining the Polycell Licenses in full force and effect, and (ii) ABC in maintaining the ABC Licenses in full force and effect;

         (d) Without TeleCorp's prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, not (i) create, incur or, with respect to the AT&T Owned Assets only, suffer to exist any Lien of any nature whatsoever relating to the AT&T Assets or any interest therein (other than Permitted Liens), (ii) enter into any Contract or agreement relating to any of the AT&T Assets other than those which are terminable by AT&T without penalty or any liability at the Closing, (iii) amend or modify any of the Acquisition Agreements in any material respect, or agree to or otherwise permit any amendments or modifications to any thereof, or (iv) grant or issue any waivers under any of the Acquisition Agreements;

         (e) Not sell, transfer, assign or dispose of, or offer to, or enter into any agreement, arrangement or understanding to, sell, transfer, assign or dispose of any of the AT&T Owned Assets, or any interest therein, or any interest in any of the Acquisition Agreements, or negotiate therefor;


         (f) Furnish TeleCorp with all such information concerning the AT&T Owned Assets (and, to the extent within AT&T's control and permitted under applicable confidentiality agreements, concerning the AT&T Acquired Assets) as TeleCorp may reasonably request and cause the appropriate officers, employees, consultants, agents, accountants and attorneys of AT&T to cooperate with TeleCorp in connection with such review and examination;

         (g) Give written notice to TeleCorp promptly upon the commencement of, or upon obtaining knowledge of any facts that would give rise to a threat of, any claim, action or proceeding commenced against or relating to (other than proceedings affecting the PCS or wireless communications services industry generally) the AT&T Assets (in the case of AT&T Acquired Assets, to the extent known by AT&T), and which could reasonably be expected to have an AT&T Material Adverse Effect or a material adverse effect on the Transactions or AT&T's ability to consummate the Transactions, and use its commercially reasonable efforts to challenge and contest any such claim, action or proceeding brought against or otherwise involving AT&T that could result in any of conditions to the Closing not being satisfied;

         (h) Promptly after obtaining knowledge of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a material breach of any of its warranties, representations, covenants or agreements contained in this Agreement or any Acquisition Agreement, or which would reasonably be expected to have an AT&T Material Adverse Effect or a material adverse effect on the Transactions, give notice in writing of such event or occurrence or impending or threatened event or occurrence (provided, that such disclosure shall not be deemed to cure any violation or breach of any such representation, warranty, covenant, agreement or provision), to TeleCorp and use all commercially reasonable efforts to prevent or to promptly remedy such breach; and

         (i) Cause TeleCorp to be advised promptly in writing of (i) any event, condition or state of facts known to it, which has had or would reasonably be expected to have an AT&T Material Adverse Effect or a material adverse effect on the Transactions (other than proceedings affecting the PCS or wireless communications services industry generally), (ii) any claim, action or proceeding which seeks to enjoin the consummation of the Transactions, and (iii) any event, occurrence, transaction or other item that would have been required to have been disclosed on any Exhibit or Schedule delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof.

3.5 COVENANTS OF TELECORP AFFILIATES. From and after the execution and delivery of this Agreement to and including the Closing Date, TeleCorp and each other Designated TeleCorp Affiliate, as applicable, including without limitation TeleCorp LLC, shall operate the TeleCorp Assets in the ordinary course and in a manner consistent with past practice, and without limitation of the foregoing:

         (a) Comply with all applicable Laws, including all such Laws relating to the TeleCorp Assets, except to the extent that such failure to comply would not have a TeleCorp Material Adverse Effect or a material adverse effect on the Transactions or TeleCorp's ability to consummate the Transactions;


         (b) Use all commercially reasonable efforts to (i) maintain the Boston Licenses in full force and effect and (ii) preserve substantially intact the business organization of the TeleCorp Assets, (iii) keep available the services of its employees and (iv) preserve the current relationships with its customers, suppliers and other persons with which it has significant business relations;

         (c) Without the prior written consent of AT&T, such consent not to be unreasonably withheld, delayed or conditioned, not (i) create, incur or suffer to exist any Lien of any nature whatsoever relating to the TeleCorp Assets or any interest therein (other than Permitted Liens), or (ii) enter into any Contract or agreement relating exclusively to the TeleCorp Assets other than those which are terminable by TeleCorp without penalty or any liability at the Closing;

         (d) Not sell, transfer, assign or dispose of, or offer to, or enter into any agreement, arrangement or understanding to, sell, transfer, assign or dispose of the TeleCorp Assets or any interest therein, or negotiate therefor;


         (e) Furnish AT&T with all such information concerning the TeleCorp Assets as AT&T may reasonably request and cause the appropriate officers, employees, consultants, agents, accountants and attorneys of TeleCorp to cooperate with AT&T in connection with such review and examination;

         (f) Give written notice to AT&T promptly upon the commencement of, or upon obtaining knowledge of any facts that would give rise to a threat of, any claim, action or proceeding commenced against or relating to (other than proceedings affecting the PCS or wireless communications services industry generally) the TeleCorp Assets and which could reasonably be expected to have a TeleCorp Material Adverse Effect or a material adverse effect on the Transactions and contest any such claim, action or proceeding brought against or otherwise involving TeleCorp that could result in any of conditions to the Closing not being satisfied;

         (g) Promptly after obtaining knowledge of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a material breach of any of its warranties, representations, covenants or agreements contained in this Agreement, or which would reasonably be expected to have a TeleCorp Material Adverse Effect or a material adverse effect on the Transactions, give notice in writing of such event or occurrence or impending or threatened event or occurrence (provided, that such disclosure shall not be deemed to cure any violation or breach of any such representation, warranty, covenant, agreement or provision), to AT&T and use commercially reasonable efforts to prevent or to promptly remedy such breach;

         (h) Not authorize any capital expenditure that is not provided for in the capital expenditures budget relating to the TeleCorp Assets previously provided to AT&T, and make all capital expenditures that are provided for in such capital expenditures budget relating to the TeleCorp Assets; and


         (i) Cause AT&T to be advised promptly in writing of (i) any event, condition or state of facts known to it, which has had or would reasonably be expected to have a TeleCorp Material Adverse Effect or a material adverse effect on the Transactions

(other than proceedings affecting the PCS or wireless communications services industry generally), (ii) any claim, action or proceeding which seeks to enjoin the consummation of the Transactions, and (iii) any event, occurrence, transaction or other item that would have been required to have been disclosed on any Exhibit or Schedule delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof.

3.6 FCC CONSTRUCTION REQUIREMENTS. TeleCorp and AT&T hereby agree that, upon the Closing, (i) TeleCorp shall (A) assume and be obligated to satisfy the construction requirements set forth in 47 C.F.R. 24.203 with respect to the AT&T Assets; and (B) be released from the obligation to provide "substantial service" (as defined in 47 C.F.R. 24.16(a)) throughout the territory covered by the Boston Licenses and (ii) AT&T shall (A) assume and be obligated to satisfy the construction requirements set forth in 47 C.F.R. 24.203 with respect to the Boston Licenses; and (B) be released from the obligation to provide "substantial service" throughout the territory covered by the Wisconsin and Iowa Licenses.

3.7   TREATMENT OF EMPLOYEES.

         (a) Except as set forth in this Section 3.7(a), AT&T may, but shall have no obligation to employ or offer employment to, any employee of TeleCorp's PCS business in the area encompassed by the Boston Licenses (collectively, the "BOSTON EMPLOYEES") in connection with the Swap Transactions; PROVIDED, HOWEVER, that TeleCorp shall be entitled to offer continued employment to its existing employees set forth on SCHEDULE 3.7(A) attached hereto (the "EXCLUDED EMPLOYEES"), which employees AT&T hereby agrees that, from the date hereof until 12 months following the Closing, it shall not solicit directly or indirectly (other than general solicitations not directed at such employees) for employment with AT&T or any of its Affiliates. Within 15 Business Days after the date of execution of this Agreement, TeleCorp shall provide AT&T a list of all Boston Employees as of a recent date, showing the original hire date, the then-current positions and rates of compensation and whether the employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization. Within 90 days after the date of execution of this Agreement, or such other date as TeleCorp and AT&T may agree, AT&T will provide to TeleCorp in writing a list of the Boston Employees to whom it or its Affiliates will offer employment following the Closing, subject only to the evaluations permitted by this Section. TeleCorp agrees, and shall cause its appropriate Affiliates, to cooperate in all reasonable respects with AT&T to allow AT&T or its Affiliates to evaluate the Boston Employees to make hiring decisions. In this regard, AT&T shall have the opportunity to make such appropriate pre-hire investigation of the Boston Employees, as it deems necessary, including, subject to obtaining the consent of such Employee, the right to review personnel files and conduct background checks and the right to interview such Employees during normal working hours so long as such interviews are conducted after notice to TeleCorp and do not unreasonably interfere with TeleCorp's operations. TeleCorp will use its good faith efforts to obtain the consent of each of its Boston Employees (other than the Excluded Employees) to allow AT&T to review personnel files and to conduct background checks in connection with the foregoing. AT&T or its Affiliates may, if it wishes, condition any offer of employment upon the Boston Employee's passing a pre-placement physical examination (including any required screening test) and the completion of a satisfactory background check. AT&T shall bear the expense of such examination but TeleCorp shall, upon reasonable notice, cooperate in the scheduling of such examinations so long as the examinations do not unreasonably interfere with TeleCorp's operations. As of the Closing Date, other than as specified herein, AT&T shall have no obligation to TeleCorp, its Affiliates or to the Boston Employees, with regard to any such Employee it has determined not to hire.

         (b) TeleCorp shall pay to all of its Boston Employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance (to the extent applicable), insurance, vacation and other compensation or benefits to which they are entitled for periods prior to the Closing, including all amounts, if any, payable on account of the termination of their employment (whether payable before or after the Closing).

         (c) TeleCorp shall be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by it, or its appropriate Affiliate, pursuant to the provisions of such plan and any applicable Law. If TeleCorp determines that the transactions contemplated by this Agreement will not permit a distribution to be made to a Hired Employee (as defined below) from TeleCorp's tax qualified plan in accordance with Section 401(k)(10) of the Code, then AT&T may in its sole discretion elect to accept a plan-to-plan transfer of Hired Employees' plan benefits to its own tax qualified plan. If there is no plan-to-plan transfer, in order to permit TeleCorp, or its appropriate Affiliate, to make distributions to any former Boston Employee who becomes a Hired Employee of the balance of such employee's 401(k) account in TeleCorp's or its Affiliate's tax qualified plan, if any, as soon as legally permitted, AT&T shall confirm, upon the request of TeleCorp, the date of termination of such Employee's employment with AT&T for any reason.

         (d) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of TeleCorp or any Affiliate or arising under any applicable Law affecting the Boston Employees incurred on or before the Closing Date or resulting from or arising from events or occurrences occurring or commencing on or before the Closing Date will remain the responsibility of TeleCorp, or the appropriate Affiliate, whether or not such Employees are hired by AT&T as of or after the Closing. Neither party will have or assume any obligation or liability under or in connection with any such plan of the other party or any Affiliate of the other party.

         (e) TeleCorp, or its appropriate Affiliate, will remain solely responsible for, and will indemnify and hold AT&T harmless from and against all Losses arising from or with respect to, all salaries and all severance, vacation, holiday, continuation coverage and other compensation or benefits to which the Boston Employees may be entitled, whether or not such Employees may be hired by AT&T or any Affiliate of AT&T, as a result of their employment by TeleCorp or any Affiliate of TeleCorp on or prior to the Closing Date, the termination of their employment on or prior to the Closing Date, the consummation of the transactions contemplated hereby or pursuant to any applicable Law or otherwise relating to their employment prior to the Closing Date. Any liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq., with regard to any employee terminated on or prior to the Closing Date, or not hired by AT&T on or after the Closing Date, shall, as a matter of contract between TeleCorp and AT&T, be the responsibility of TeleCorp or its Affiliates. AT&T and its Affiliates shall cooperate with TeleCorp and its Affiliates, if requested, in the giving of WARN notices.

         (f)    Notwithstanding anything to the contrary herein, AT&T shall:

         (i) recognize the service, before the Closing, with TeleCorp Communications of each Boston Employee who is offered on or prior to the Closing employment by AT&T and becomes an employee of AT&T after the Closing Date (a "HIRED EMPLOYEE") for purposes of determining his or her vacation time and sick time under AT&T's vacation and sick time policies;

         (ii) recognize the service, before the Closing, with TeleCorp Communications of each Hired Employee for purposes of participation in AT&T's employee health and life insurance benefit plans to the same extent as similarly situated employees of AT&T and their dependents are permitted to participate;

         (iii) give each Hired Employee credit for such employee's past service with TeleCorp and its Affiliates as of the Closing Date (including past service with any prior owner or operator of the other party's PCS business) for purposes of eligibility and vesting under AT&T's 401(k) plan to the same extent as other similarly situated employees of such party;

         (iv) not subject any Hired Employee to any waiting periods or limitations on benefits for pre-existing conditions under AT&T's employee benefit plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the employee benefit plans of TeleCorp or any of its Affiliates; and

         (v) give each Hired Employee credit under any group health plan for any deductible amount previously met by such Hired Employee as of the Closing Date under any of the group health plans of TeleCorp or any of its Affiliates.

         AT&T's obligation to comply with the foregoing provisions of this
Section 3.7(f) shall be contingent upon its having received from TeleCorp the information necessary to enable AT&T to do so.

         (g) Nothing in this Section or elsewhere in this Agreement shall be deemed to make any employee of either party a third party beneficiary of this Agreement.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF AT&T

         AT&T represents and warrants to the TeleCorp Affiliates that, except as set forth on the AT&T Disclosure Schedule previously delivered to TeleCorp (the "AT&T DISCLOSURE SCHEDULE"), which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, and the disclosure in any paragraph shall qualify only the corresponding paragraph of this Article IV, unless a reasonable person would determine that the disclosure contained in such paragraph contains enough information to qualify or otherwise apply to other paragraphs of this Article IV:

4.1   ORGANIZATION, POWER AND AUTHORITY.

         (a) It is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to hold the Wisconsin Licenses and Iowa Licenses.

         (b) It has the requisite power and authority to execute, deliver and perform this Agreement and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder to which it is or will be a party (the "AT&T RELATED DOCUMENTS") and
(i) with respect to its rights, as applicable, to the AT&T Acquired Assets, to assign the rights and obligations to acquire the AT&T Acquired Assets in accordance with the terms and subject to the conditions of the Acquisition Agreements, and to consummate the Transactions and (ii) with respect to its rights, as applicable, to the AT&T Owned Assets, to convey to the Designated TeleCorp Affiliate, as applicable, good and marketable rights to hold the AT&T Owned Assets.

         (c) It is duly qualified to do business in each jurisdiction where the nature of its activities makes such qualification necessary other than any such jurisdiction in which the failure to be so qualified would not have an AT&T Material Adverse Effect or a material adverse effect on the Transactions.

         (d) The execution and delivery of this Agreement and each of the AT&T Related Documents by it and the consummation of the Transactions by it have been duly and validly authorized by its Board of Directors (or equivalent body) and no other corporate proceedings on its part which have not been taken (including approval of its stockholders, partners or members) are necessary to authorize this Agreement or to consummate the Transactions.

         (e) This Agreement and each of the AT&T Related Documents have been or will be duly executed and delivered by it and constitute (or will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally or may be subject to general principles of equity.

4.2 CONSENTS; NO CONFLICTS. Neither the execution, delivery and performance by it of this Agreement and each of the AT&T Related Documents nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of its organizational documents; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien (other than Permitted Liens) on any of the AT&T Assets, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law applicable to any of the AT&T Owned Assets or
(ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or
(c) (other than under the HSR Act and the Consent of the FCC) require any Consent, except in the case of clauses (a) and (b), where such breach, violation, default, Lien or right would not have an AT&T Material Adverse Effect or a material adverse effect on the Transactions. To its knowledge, there is no fact relating to it or its Affiliates that could be reasonably expected to prevent it from consummating the Transactions or performing its obligations under this Agreement or disqualify AT&T from obtaining the Consents (including the Consent of the FCC) required in order to consummate the Transactions.

4.3 LITIGATION. There is no action, proceeding or investigation pending or, to its knowledge, threatened, or any order, injunction or decree outstanding, against it or any of its properties or assets that, if adversely determined, would be reasonably expected to have a material adverse effect on its ability to consummate the Transactions or to fulfill its obligations under this Agreement or Intermediary's obligations under any of the Acquisition Agreements or which seeks to prevent or challenge the Transactions or any part thereof.

4.4 FCC COMPLIANCE. To its knowledge, it is in compliance with all eligibility rules issued by the FCC to hold broadband PCS Licenses, including FCC rules on foreign ownership and the CMRS spectrum cap.

4.5 BROKERS. AT&T has not employed any broker, finder or investment banker and has not incurred and will not incur any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions.

4.6 LICENSES. AT&T is the authorized legal and beneficial holder of, and has good, marketable rights, free and clear of any Liens, to the Wisconsin Licenses and Iowa Licenses, evidence of which is attached as SCHEDULE 4.6 to the AT&T Disclosure Schedule. The Wisconsin Licenses and Iowa Licenses are, and on the Closing Date will be, valid and in full force and effect. Except for proceedings affecting the PCS or wireless communications services industry generally, there is not pending, nor to the knowledge of AT&T, threatened against AT&T, against the Wisconsin Licenses and/or Iowa Licenses any application, action, petition, objection or other pleading, or any proceeding with the FCC which questions or contests the validity of, or seeks the revocation, nonrenewal or suspension of, any of the Wisconsin Licenses or Iowa

Licenses, which seeks the imposition of any modification or amendment with respect thereto, or which adversely affects the ability of TeleCorp to employ any of the Wisconsin Licenses or Iowa Licenses in its business after the Closing Date. Neither the Wisconsin Licenses nor the Iowa Licenses are subject to any conditions other than those appearing on the face of Wisconsin Licenses and Iowa Licenses, as applicable, themselves, and those imposed by FCC Law. All documents required by 47 C.F.R. Section 73.3526 to be kept in the public inspection file are in such file, other than documents the absence of which, individually or in the aggregate, would not be reasonably expected to have any AT&T Material Adverse Effect, and such file will be maintained in proper order and complete up to and through the Closing Date, except for immaterial documents.

4.7 COMPLIANCE WITH LAWS. With respect to the Wisconsin Licenses and Iowa Licenses, AT&T is in, and has operated in, compliance with all applicable Laws, including all FCC Laws, except for noncompliance that, individually or in the aggregate, has not and would not reasonably be expected to have an AT&T Material Adverse Effect. AT&T has not received notice to the effect that, or otherwise been advised that, it is not in compliance with any Laws with respect to Wisconsin Licenses and Iowa Licenses, and AT&T has not taken any action or failed to take any action that is a violation of any such Laws with respect to any of the Wisconsin Licenses or Iowa Licenses, except for actions or failures to take action that, individually or in the aggregate, have not and would not reasonably be expected to have an AT&T Material Adverse Effect or a material adverse effect on the Transactions.

4.8 TAXES. All Federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other Tax returns and reports required to be filed by AT&T or its Affiliates by Law where the failure to file such returns on a duly and timely basis would reasonably be expected to result in a material Lien on the AT&T Owned Assets or the imposition on TeleCorp of any material liability for Taxes or assessments have been duly and timely filed in the proper form with the appropriate Governmental Authority. All Taxes, fees and assessments of whatever nature due or payable pursuant to said returns or otherwise by AT&T or its Affiliates have been paid (except for such amounts as are being contested diligently, in the appropriate forum and in good faith) where the failure to pay or contest such amounts would reasonably be expected to result in a material Lien on the AT&T Owned Assets or the imposition on TeleCorp of any material liability for any Taxes or assessments. There are no Tax audits pending and no outstanding agreements or waivers extending the statutory period of limitations applicable to any Federal, state or local income Tax return of AT&T or its Affiliates for any period, the result of which would reasonably be expected to result in a material Lien on the AT&T Owned Assets or the imposition on TeleCorp of any material liability for any Taxes or assessments. There are no governmental investigations or other legal, administrative or Tax proceedings pursuant to which AT&T is or could be made liable for any Taxes, penalties, interest or other charges, the liability for which would reasonably be expected to extend to TeleCorp as transferee of the AT&T Owned Assets, or which would reasonably be expected to result in a material Lien on the AT&T Owned Assets and, to the best of AT&T's knowledge, no event has occurred that would reasonably be expected to impose on TeleCorp any material liability for any Taxes, penalties or interest due or to become due from AT&T.

4.9 ACQUISITION AGREEMENTS. Each of the representations and warranties made by AT&T or any of its Affiliates in any of the Acquisition Agreements is true, complete and correct in all material respects as of the date hereof.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF TELECORP

         TeleCorp and each other Designated TeleCorp Affiliate represents and warrants to AT&T that, except as set forth on the TeleCorp Disclosure Schedule previously delivered to AT&T (the "TELECORP DISCLOSURE SCHEDULE") which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V, and the disclosure in any paragraph shall qualify only the corresponding paragraph of this Article V, unless a reasonable person would determine that the disclosure contained in such paragraph contains enough information to qualify or otherwise apply to other paragraphs of this Article V:

5.1   ORGANIZATION, POWER AND AUTHORITY.

         (a) It is a corporation, limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to hold, own, lease and operate its properties and to carry on its business as now being conducted and proposed to be conducted.

         (b) It has the requisite power and authority to execute, deliver and perform this Agreement and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder and thereunder to which it is or will be a party (the "TELECORP RELATED DOCUMENTS") and to convey good and marketable title and/or rights to hold to AT&T with respect to the TeleCorp Assets and to consummate the Transactions.

         (c) It is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary other than any such jurisdiction in which the failure to be so qualified would not have a TeleCorp Material Adverse Effect or a material adverse effect on the Transactions.

         (d) The execution and delivery of this Agreement and each of the TeleCorp Related Documents by it and the consummation of the Transactions by it, have been duly and validly authorized by its Board of Directors (or equivalent body) and no other proceedings on its part which have not been taken (including stockholders) are necessary to authorize this Agreement or to consummate the Transactions.

         (e) This Agreement and each of the TeleCorp Related Documents have been (or will be) duly executed and delivered by it and constitute (or will constitute) its valid and binding obligations, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally or may be subject to general principles of equity.

5.2 CONSENTS; NO CONFLICTS. Neither the execution, delivery and performance by it of this Agreement and each of the TeleCorp Related Documents nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of its organizational documents; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien (other than Permitted Liens) on its assets, including the TeleCorp Assets, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or the TeleCorp Assets, or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (c) (other than under the HSR Act and the Consent of the FCC) require any Consent except in the case of clauses (a) and (b) where such breach, violation, default, Lien or right would not have a TeleCorp Material Adverse Effect or a material adverse effect on the Transactions. To its knowledge, there is no fact relating to it or its Affiliates that would be reasonably expected to prevent it from consummating the Transactions or performing its obligations under this Agreement or disqualify it from obtaining the Consents (including the Consent of the FCC) required in order to consummate the Transactions.

5.3 LITIGATION. There is no action, proceeding or investigation pending or, to its knowledge, threatened, or any order, injunction or decree outstanding, against it or any of its properties or assets that, if adversely determined, would have a material adverse effect on its ability to consummate the Transactions or to fulfill its obligations under this Agreement or to operate its business after the Closing Date, or which seeks to prevent or challenge the Transactions. There is no judgment, decree, injunction, rule or order outstanding against TeleCorp which would limit in any material respect its ability to operate its business in the manner currently contemplated.

5.4 FCC COMPLIANCE. It complies, and after giving effect to the consummation of the Transactions will comply, with all eligibility rules issued by the FCC to hold broadband PCS Licenses, including FCC rules on foreign ownership and the CMRS spectrum cap.

5.5 BROKERS. Except for Lehman Brothers Inc., whose fees will be paid by TeleCorp, it has not employed any broker, finder or investment banker and has not incurred and will not incur any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions.

5.6   TELECORP ASSETS; LIENS.

         (a) The Designated TeleCorp Affiliates transferring the TeleCorp Assets are the sole and exclusive legal and beneficial owners of, and have good, valid and marketable title to, the Boston Business. TeleCorp LLC is the sole and exclusive legal and beneficial holder of , and has good, valid and marketable rights to hold the Boston Licenses. None of the TeleCorp Assets is subject to any Lien except Permitted Liens. Delivery by the Designated TeleCorp Affiliates of the TeleCorp Assignments will deliver good and marketable title to the Boston Business, and good and marketable rights to hold the Boston Licenses, free and clear of Liens other than Permitted Liens.

         (b) Sections 1 and 2(a) and Attachment E to Schedule 0.1 set forth an accurate, correct and complete list of the depreciable assets included as part of the TeleCorp Assets. All such machinery, equipment and other assets is in good repair, reasonable wear and tear excepted, has been well maintained and conforms in all respects to all applicable Laws, and such machinery and equipment is in good working order.

         (c) The applicable Designated TeleCorp Affiliate enjoys peaceful and undisturbed possession under the TeleCorp Assigned Leases. All such leases are in writing, valid, subsisting and in full force and effect, and there are no uncured defaults of TeleCorp (or, to the knowledge of TeleCorp, any other party thereto) under such leases. There exists no event, occurrence, condition or act (including the purchase of the TeleCorp Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by TeleCorp (or, to the knowledge of TeleCorp, any other party thereto) under any such lease. The TeleCorp Assets, including those obtained pursuant to said TeleCorp Assigned Leases, are adequate to conduct the operations currently conducted and presently proposed to be conducted by TeleCorp and represent all assets of TeleCorp used or useful in the operation of its business.

         (d) Attachments A and C to SCHEDULE 0.1 set forth an accurate, correct and complete list of the TeleCorp Real Property, including a street address and Attachment B to Schedule 0.1 sets forth a list of all Contracts and agreements, oral or written, encumbering, relating to or affecting the TeleCorp Real Property or any interest therein. TeleCorp has delivered to AT&T accurate, correct and complete copies of all such Contracts and agreements. A Designated TeleCorp Affiliate is the sole and exclusive legal and equitable owner of all right, title and interest in and has good, marketable and insurable title in fee simple absolute to, and is in possession of, all TeleCorp Real Property which it purports to own, including the buildings, structures, sidetracks and improvements situated thereon and appurtenances thereto, in each case free and clear of all tenancies and other possessory interests, Liens and other burdens. All Contracts, easements, restrictions, covenants and other agreements and undertakings affecting the TeleCorp Real Property are set forth in SCHEDULE 0.1 to the TeleCorp Disclosure Schedule and are legally valid and binding and in full force and effect, and there are no defaults, offsets, counterclaims or defenses thereunder, and TeleCorp has received no notice of default, offset, counterclaim or defense under any such Contracts or agreements.

         (e) None of the TeleCorp Real Property is located within a flood or lakeshore erosion hazard area. Neither the whole nor any portion of any TeleCorp Real Property has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. No such condemnation, requisition or taking is threatened or contemplated. TeleCorp has no knowledge of any public improvements which may result in special assessments against or otherwise affect the TeleCorp Real Property.

         (f) The TeleCorp Real Property is in compliance in all material respects with all applicable zoning, building, health, fire, water, use or similar Laws. The zoning of each parcel of TeleCorp Real Property permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the operations of TeleCorp as presently conducted thereon. TeleCorp has all licenses, certificates of occupancy, permits and authorizations required to operate TeleCorp and utilize the TeleCorp Real Property. TeleCorp has all easements and rights necessary to conduct its business, including easements for all utilities, services, roadway, railway and other means of ingress and egress. The TeleCorp Real Property as conveyed pursuant to this Agreement shall include all rights to any off-site facilities necessary to ensure compliance in all material respects with all zoning, building, health, fire, water, use or similar statutes, codes, ordinances, Laws, rules or regulations. No fact or condition exists which would result in the termination or impairment of access to the TeleCorp Real Property or discontinuation of sewer, water, electric, gas, telephone, waste disposal or other utilities or services. The facilities servicing the TeleCorp Real Property are in full compliance with all codes, Laws, rules and regulations.

         (g) TeleCorp has delivered to AT&T accurate, correct and complete copies of all existing title insurance policies, title reports, surveys, environmental audits and similar reports, if any, with respect to each parcel of TeleCorp Real Property.

5.7 TELECORP ASSETS. Except for items included in the TeleCorp Excluded Assets, the TeleCorp Assets constitute all of the assets primarily relating to, and includes substantially all the assets necessary to conduct, the Boston Business as it is being conducted on the date of this Agreement and in compliance with all applicable legal requirements.

5.8   ENVIRONMENTAL AND SAFETY LAWS.


         (a) Each parcel of TeleCorp Real Property is, and has in the past been, in compliance in all material respects with all, and is not subject to any liability under any, Environmental Laws and all applicable statutes, Laws or regulations relating to occupational health and safety. There are no actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, which could interfere with or prevent continued compliance with all Environmental Laws (as defined below).

         (b) Except as expressly authorized under applicable Environmental Laws, there is not currently, and has not in the past been, any release, emission, discharge, presence or disposal of any Materials of Environmental Concern into the environment (including the air, surface and groundwater and surface and subsurface soils) at, on, into, under, or originating at any TeleCorp Real Property. No TeleCorp Real Property is or has been the location of any hazardous waste treatment, storage or disposal facility, any underground storage tank, or any facilities or equipment containing asbestos or polychlorinated biphenyls. No Lien has been imposed by a governmental entity or third party in connection with the presence of any Materials of Environmental Concern on any TeleCorp Real Property.

         (c) TeleCorp has not (i) received any written communication from a governmental, quasi-governmental or regulatory agency or other entity, citizens' group, director, officer or employee of TeleCorp or other Person, alleging that TeleCorp, any of its predecessors in interest or any Affiliate of TeleCorp is not in compliance with or has violated any Environmental Law or that TeleCorp, any of its predecessors in interest or any Affiliate of TeleCorp has any liability under any Environmental Law or under common Law with respect to pollution and/or protection of human health and/or the environment (including, without limitation, any release, emission, discharge, presence or disposal of any Materials of Environmental Concern); (ii) received any request for information, notice or administrative inquiry under any Environmental Law; or
(iii) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any Environmental Law or any liability under common Law with respect to pollution and/or protection of human health and/or the environment (including, without limitation, any release, emission, discharge, presence or disposal of any Materials of Environmental Concern), in any event with respect to any parcel of TeleCorp Real Property.

         (d) Neither TeleCorp, nor any Affiliate of TeleCorp, has conducted, or arranged for the conduct of, an environmental audit, investigation or assessment of any of TeleCorp's facilities or operations or of any TeleCorp Real Property. TeleCorp has not received and has no knowledge of, and none of its Affiliates has received, any such audit, investigation or assessment conducted by any other party.

5.9 TELECORP ASSIGNED AGREEMENTS. SCHEDULE 5.9 to the TeleCorp Disclosure Schedule contains a complete and accurate list of all material agreements of TeleCorp (including the TeleCorp Assigned Leases) relating primarily to the conduct of the Boston Business (the "TELECORP ASSIGNED AGREEMENTS"). SCHEDULE
5.9 to the TeleCorp Disclosure Schedule includes with respect to each TeleCorp Assigned Agreement, whether oral or written, the names of the parties, the date thereof, and its title or other general description. Each TeleCorp Assigned Agreement sets forth the entire arrangement and understanding between TeleCorp and the respective third-parties with respect to the subject matter thereof and, except as indicated in such Schedule, there have been no amendments or side or supplemental arrangements to or in respect of any TeleCorp Assigned Agreement. TeleCorp has furnished to AT&T true and correct copies of all written TeleCorp Assigned Agreements as currently in effect. Each TeleCorp Assigned Agreement is valid and in full force and effect, and TeleCorp has performed all obligations required to be performed by it thereunder. TeleCorp is not in default under or in breach or violation of any TeleCorp Assigned Agreement or any other agreement, decree, order, statute or governmental rule or regulation applicable to it, except where such breach, violation or default would not have a TeleCorp Material Adverse Effect or a material adverse effect on the Swap Transactions. The execution and delivery of this Agreement and the consummation of the Transactions will not result in default, breach or violation of any TeleCorp Assigned Agreement, except where such breach, violation or default would not have a TeleCorp Material Adverse Effect or a material adverse effect on the Swap Transactions. There is no event which has occurred or existing condition which constitutes, or with notice or lapse of time or both, would constitute a default under any TeleCorp Assigned Agreement or would cause the acceleration of any obligation of any party thereto, or give rise to any right of termination or cancellation or cause the creation of any Lien (other than Permitted Liens) on any of the TeleCorp Assets except where such default would not have a TeleCorp Material Adverse Effect or a material adverse effect on the Swap Transactions. With respect to each TeleCorp Assigned Agreement which is to be assigned to AT&T pursuant to the terms thereof, AT&T will succeed to all the rights and benefits of TeleCorp thereunder, subject only to the obligations of TeleCorp arising thereunder after the Closing Date. TeleCorp will not modify, amend or waive any provisions of any TeleCorp Assigned Agreement in a manner that would adversely affect the TeleCorp Assets or terminate any TeleCorp Assigned Agreement prior to the Closing other than in the ordinary course of business and with the prior written consent of AT&T.

5.10 LICENSE. TeleCorp LLC is the authorized legal holder, free and clear of any Liens, of the Boston Licenses, evidence of which is attached as SCHEDULE
5.10. The Boston Licenses are, and on the Closing Date the Boston Licenses will be, valid and in full force and effect. Except for proceedings affecting the PCS or wireless communications services industry generally, there is not pending, nor to the knowledge of TeleCorp, threatened against it or against the Boston Licenses, any application, action, petition, objection or other pleading, or any proceeding with the FCC which questions or contests the validity of, or seeks the revocation, nonrenewal or suspension of, the Boston Licenses, which seeks the imposition of any modification or amendment with respect thereto, or which adversely affects the ability of AT&T and its Affiliates to employ the Boston Licenses in its business after the Closing Date. None of the Boston Licenses is subject to any conditions other than those appearing on the face of such Boston License itself and those imposed by FCC Law. All documents required by 47 C.F.R.
Section 73.3526 to be kept in the public inspection file are in such file, other than documents the absence of which, individually or in the aggregate, would not be reasonably expected to have any TeleCorp Material Adverse Effect, and such file will be maintained in proper order and complete up to and through the Closing Date, except for immaterial documents. To TeleCorp's knowledge, each cell site included in the Boston Assets has been constructed, and is operating substantially in compliance with, the terms of the Boston Licenses and the Law.

5.11 COMPLIANCE WITH LAWS. TeleCorp is in, and has operated in, compliance with all applicable Laws, including all FCC Laws, except for noncompliance that, individually or in the aggregate, has not and would not reasonably be expected to have a TeleCorp Material Adverse Effect. It has not received notice to the effect that, or otherwise been advised that, it is not in compliance with any Laws, including with respect to the Boston Licenses or TeleCorp Assets, and it has not taken any action or failed to take any action that is a violation of any such Laws, including with respect to the Boston

Licenses or the TeleCorp Assets, except for actions or failures to take action that, individually or in the aggregate, have not and would not reasonably be expected to have a TeleCorp Material Adverse Effect or a material adverse effect on the Transactions.

5.12 TAXES. All Federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other Tax returns and reports required to be filed by TeleCorp or its Affiliates by Law where the failure to file such returns on a duly and timely basis would reasonably be expected to result in a material Lien on the TeleCorp Assets or the imposition on AT&T of any material liability for Taxes or assessments have been duly and timely filed in the proper form with the appropriate Governmental Authority. All Taxes, fees and assessments of whatever nature due or payable pursuant to said returns or otherwise by TeleCorp or its Affiliates have been paid (except for such amounts as are being contested diligently, in the appropriate forum and in good faith) where the failure to pay or contest such amounts would reasonably be expected to result in a material Lien on the TeleCorp Assets or the imposition on AT&T of any material liability for any Taxes or assessments. There are no Tax audits pending and no outstanding agreements or waivers extending the statutory period of limitations applicable to any Federal, state or local income Tax return of TeleCorp or its Affiliates for any period, the result of which would reasonably be expected to result in a material Lien on the TeleCorp Assets or the imposition on AT&T of any material liability for any Taxes or assessments. There are no governmental investigations or other legal, administrative or Tax proceedings pursuant to which TeleCorp is or could be made liable for any Taxes, penalties, interest or other charges, the liability for which would reasonably be expected to extend to AT&T as transferee of the TeleCorp Assets, or which would reasonably be expected to result in a material Lien on the TeleCorp Assets and, to the best of TeleCorp's knowledge, no event has occurred that would reasonably be expected to impose on AT&T any material liability for any Taxes, penalties or interest due or to become due from TeleCorp.

5.13 INSURANCE. TeleCorp and its Affiliates have at all times maintained in full force and effect property damage, liability and other insurance with respect to the TeleCorp Assets with financially sound and reputable insurers at levels of coverage reasonable and customary in the telecommunications industry. TeleCorp has not received written notice from any such insurance carrier (i) threatening a suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith, or (ii) informing TeleCorp that any coverage will or may not be available in the future on substantially the same terms as now in effect.

5.14 UNDISCLOSED LIABILITIES. Neither TeleCorp nor any of its Affiliates has any material liabilities, commitments or obligations (including without limitation unasserted claims whether known or unknown), whether absolute or contingent, liquidated or unliquidated, or due or to become due or otherwise, relating to the TeleCorp Assets except for liabilities, commitments and obligations (i) that have arisen since April 1, 1999 in the ordinary course of business consistent with past practice or (ii) that are set forth on Section
5.14 of the TeleCorp Disclosure Schedule.

5.15 INVENTORY. The values at which inventories of TeleCorp included in the TeleCorp Assets are shown on the TeleCorp Books and Records have been determined in accordance with the normal valuation policy of TeleCorp, consistently applied and in accordance with generally accepted accounting principles. Such inventories consist of items of (a) usable, merchantable quality which are new, unused, undamaged, not defective and possess valid manufacturer's warranties, and (b) a mix which is consistent with TeleCorp's past practices.

5.16 LABOR RELATIONS. TeleCorp is not a party to any collective bargaining agreement covering the Boston Employees, and there are no controversies, grievances or arbitrations pending or, to TeleCorp's knowledge, threatened between TeleCorp and any of its current or former Boston Employees, or any labor or other collective bargaining unit representing any current or former Boston Employee, that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage. There are no administrative charges, arbitration or mediation proceedings or court complaints relating to the Boston Employees pending or, to TeleCorp's knowledge, threatened against TeleCorp before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency or any other entity concerning alleged employment discrimination, employment contract violation or any other matters relating to the employment of labor. There is no unfair labor practice charge or complaint relating to the Boston Employees pending or, to TeleCorp's knowledge, threatened against TeleCorp before the National Labor Relations Board or any similar state or local body. To the knowledge of TeleCorp, TeleCorp is not, and for the 12-month period prior to the date of this Agreement has not been, the subject of any union organizational campaign with respect to the Boston Employees. TeleCorp has no material labor negotiations in process with any labor union or other labor organization covering the Boston Employees.

5.17 LICENSES AND PERMITS. All material Licenses (other than FCC Licenses) held in connection with the operation of the TeleCorp Assets are in full force and effect, except where the failure of any thereof to be in full force and effect would not reasonably be expected to have a TeleCorp Material Adverse Effect, and there are no proceedings in which TeleCorp is a party, pending or, to its knowledge, threatened, which would result in the revocation or modification of such Licenses, except where such revocation or modification would not reasonably be expected to have a TeleCorp Material Adverse Effect.

5.18 EMPLOYEE BENEFITS. Schedule 5.18 contains a complete list of each material employee benefit plan, program, policy, practice, or other arrangement providing compensation or benefit to any Boston Employee that is sponsored or maintained by TeleCorp or any of its Affiliates or to which any of them contributes or is obligated to contribute, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

5.19 NO MATERIAL ADVERSE CHANGE. Since April 1, 1999, there has been no change, effect, circumstance or condition known to any of the TeleCorp Affiliates that has had or is reasonably likely to result in a TeleCorp Material Adverse Change.

5.20 AFFILIATE AGREEMENTS. No Affiliate of TeleCorp is a party to any material transaction with TeleCorp relating to the Boston Business not in the ordinary course of business.

                                   ARTICLE VI

                               CLOSING CONDITIONS

6.1 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The obligation of each of the parties to consummate the Transactions contemplated to occur at the Closing (or at any earlier closing of the acquisition of any of the AT&T Acquired Assets) shall be conditioned on the following (each condition to be applied only to the applicable AT&T Acquired Asset in respect of any early closing of the acquisition of such AT&T Acquired Asset), unless waived, in writing, by each of the parties at or prior to Closing:

         (a) Any filings required to be made under the HSR Act shall have been made and any applicable waiting period under the HSR Act shall have expired or been terminated.

         (b) The Consent of the FCC to each of the License transfers contemplated as part of the Swap Transaction shall have been obtained pursuant to a Final Order (as defined below), free of any conditions materially adverse to TeleCorp or AT&T, other than those applicable to the PCS or wireless communications services industry generally. For the purposes of this Agreement, "FINAL ORDER" means an action or decision that has been granted by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

         (c) All Consents by any Governmental Authority (other than the Consents referred to in paragraphs (a) and (b) above) required to permit the consummation of the Transactions shall have been obtained, except where the failure to obtain such Consents would not be reasonably expected to have an AT&T Material Adverse Effect or a TeleCorp Material Adverse Effect or to materially adversely affect the Transactions or the ability of any of the parties to perform its obligations under this Agreement.

         (d) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that would (i) impose material limitations on the ability of any party to consummate the Transactions or prohibit such consummation, or (ii) as a result of the Transactions, impair in any material respect the operations of TeleCorp or any of its Affiliates or AT&T or any of its Affiliates.

6.2 CONDITIONS TO OBLIGATIONS OF TELECORP. The obligation of the Designated TeleCorp Affiliates to consummate the Transactions contemplated to occur at the Closing (or at any earlier closing of the acquisition of any of the AT&T Acquired Assets) shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions (each condition to be applied only to the applicable AT&T Acquired Asset in respect of any early closing of the acquisition of such AT&T Acquired Asset), unless waived, in writing, by TeleCorp:

         (a) The representations and warranties of AT&T contained herein shall be true and correct, in each case when made and at and as of the Closing (other than representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time, except in each case to the extent that the failure of such representations and warranties to be true and correct in the aggregate does not have an AT&T Material Adverse Effect.

         (b) AT&T and its Affiliates shall have performed in all material respects all agreements contained herein required to be performed by it at or before the Closing.

         (c) AT&T shall have delivered, or caused to be delivered, (i) to TeleCorp the documents required pursuant to Section 2.2(b) and(ii) to the Intermediary the AT&T Assignments, the Cash Consideration, the Asset Payment and each of the other documents and instruments required pursuant to Section 2.2(a).

         (d) TeleCorp shall have received any Consent of the lenders required pursuant to the terms of that certain Credit Agreement dated as of July 17, 1998 among TeleCorp and the lenders and agents party thereto, as amended.

         (e) TeleCorp shall have acquired all right, title and interest in the assets of Indus pursuant to the Indus Purchase Agreement (or the assets permitted to be substituted therefor), free of any and all Liens held by AT&T or any of its Affiliates other than a right of first refusal should TeleCorp sell such assets.

6.3 CONDITIONS TO THE OBLIGATIONS OF AT&T. The obligation of AT&T to consummate the Transactions contemplated to occur at the Closing (or at any earlier closing of the acquisition of any of the AT&T Acquired Assets) shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions (each condition to be applied only to the applicable AT&T Acquired

Asset in respect of any early closing of the acquisition of such AT&T Acquired Asset), unless waived, in writing, by AT&T:

         (a) The representations and warranties of TeleCorp contained herein shall be true and correct, in each case when made and at and as of the Closing (other than representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time, except in each case to the extent that the failure of such representations and warranties to be true and correct in the aggregate does not have an TeleCorp Material Adverse Effect.

         (b) Each of the TeleCorp Affiliates shall have performed in all material respects all agreements contained herein required to be performed by it at or before the Closing.

         (c) TeleCorp shall have delivered, or caused to be delivered, (i) to AT&T the documents required pursuant to Section 2.2(d) and (ii) to Intermediary the TeleCorp Assignments, the Stock Consideration, if applicable, and other agreements and instruments required pursuant to Section 2.2(c).

                                  ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

7.1   SURVIVAL. The representations and warranties contained in Sections 4.1(a),
(b), (d), (e) and (f), and Sections 5.1(a), (b), (d), (e) and (f) and Section 5.6(a) shall survive the Closing, without regard to any investigation made by any of the parties hereto, until the expiration of the applicable statute of limitations relating thereto), and the representations and warranties contained herein in Sections 4.9 shall survive the Closing until the expiration of the corresponding representations and warranties made by AT&T or any of its Affiliates in the Acquisition Agreements. The representations and warranties contained in Sections 4.8 and 5.12 shall not survive the Closing. All other representations and warranties made in this Agreement shall terminate on the second anniversary of the Closing Date. The right to indemnification pursuant to this Article VII in respect of a breach of a representation or warranty that survives the Closing shall expire upon the application of the applicable survival period (except to the extent written notice asserting a claim thereunder and describing such claim in reasonable detail shall have been given prior to such expiration to the party from whom such indemnification is sought). After the Closing, the sole and exclusive remedy of the parties for any breach or inaccuracy of any representation or warranty contained in this Agreement that survives the Closing or any other claim (whether or not alleging a breach of this Agreement) that arises out of the facts and circumstances constituting such breach or inaccuracy, shall be the indemnity provided in this Article VII.

7.2 INDEMNIFICATION BY AT&T. AT&T shall indemnify and hold harmless TeleCorp and its Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them (each, a "TELECORP INDEMNIFIED PARTY"), against all liabilities and expenses (collectively, "LOSSES") incurred by any TeleCorp Indemnified Party (including, without limitation, amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees and Losses incurred in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any TeleCorp Indemnified Party may be involved or with which any TeleCorp Indemnified Party may be threatened (whether arising out of or relating to matters asserted by third parties against a TeleCorp Indemnified Party or incurred or sustained by such party in the absence of a third-party claim)), that arise out of or result from (a) any representation or warranty of AT&T contained in this Agreement being untrue (other than Section 4.8), (b) any default by AT&T or any of its Affiliates in the performance of their respective obligations under this Agreement, (c) the ownership or operation of any of the AT&T Owned Assets and the conduct of AT&T's business prior to the Closing Date or (d) the ownership or operation of any of the TeleCorp Assets and the conduct of AT&T's business after the Closing Date, except to the extent (but only to the extent) that any such Losses arise out of or result from the gross negligence or willful misconduct of such TeleCorp Indemnified Party or its Affiliates, PROVIDED, HOWEVER, that the aggregate liability of AT&T to indemnify TeleCorp Indemnified Parties against Losses arising out of or resulting from (x) any representation or warranty of AT&T contained in this Agreement being untrue (other than Section 4.8), or (y) any default by AT&T or any of its Affiliates in the performance of their respective obligations under this Agreement shall (except, in the case of clause
(y), to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of AT&T) be limited to $100 Million Dollars.

7.3 INDEMNIFICATION BY TELECORP. TeleCorp shall indemnify and hold harmless AT&T and its Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them (each, an "AT&T INDEMNIFIED PARTY"), against all Losses incurred by any AT&T Indemnified Party (including, without limitation, amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees and Losses incurred in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any AT&T Indemnified Party may be involved or with which any AT&T Indemnified Party may be threatened (whether arising out of or relating to matters asserted by third parties against an AT&T Indemnified Party or incurred or sustained by such party in the absence of a third party claim)) that arise out of or result from (a) any representation or warranty of TeleCorp contained in this Agreement (other than Section 5.12) being untrue (b) any default by TeleCorp or any of its Affiliates in the performance of their respective obligations under this Agreement, (c) the ownership or operation of any of the TeleCorp Assets and the conduct of TeleCorp's business prior to the Closing Date, (d) if the Closing occurs, the ownership or operation of the AT&T Acquired Assets prior to the Closing Date or the obligations and other provisions of the Acquisition Agreements, or (e) the ownership or operation of any of the AT&T Assets and the conduct of TeleCorp's business after the Closing Date, except to the extent (but only to the extent) that any such Losses arise out of or result from the gross negligence or willful misconduct of such AT&T Indemnified Party or its Affiliates; PROVIDED, HOWEVER, that the aggregate liability of TeleCorp to indemnify AT&T Indemnified Parties against Losses arising out of or resulting from (x) any representation or warranty of TeleCorp contained in this

Agreement (other than Section 5.12) being untrue , or (y) any default by TeleCorp or any of its Affiliates in the performance of their respective obligations under this Agreement shall (except, in the case of clause (y), to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of TeleCorp) be limited to $100 Million Dollars.

7.4   PROCEDURES.

         (a) The terms of this Section 7.4 shall apply to any third-party claim (a "CLAIM") that may result in indemnification under the terms of Sections
7.2 or 7.3. The TeleCorp Indemnified Party or AT&T Indemnified Party (each, an "INDEMNIFIED PARTY"), as the case may be, shall give prompt written notice of such Claim to the indemnifying party (the "INDEMNIFYING PARTY") under the applicable Section, which party may assume the defense thereof, PROVIDED, that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. The Indemnified Party shall have the right to approve any counsel selected by the Indemnifying Party and to approve the terms of any proposed settlement, such approvals not to be unreasonably delayed or withheld (unless, in the case of approval of a proposed settlement, such settlement provides only, as to the Indemnified Party, the payment of money damages actually paid by the Indemnifying Party and a complete release of the Indemnified Party in respect of the claim in question). Notwithstanding any of the foregoing to the contrary, the provisions of this Article VII shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable Law or that such liability may not be waived, modified or limited under applicable Law, but shall be construed so as to effectuate the provisions of this Article VII to the fullest extent permitted by Law.

         (b) If the Indemnifying Party undertakes the defense of any Claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such Claim, including promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

         (c) If the Indemnifying Party fails to assume the defense of any Claim within thirty (30) days after receiving written notice thereof, the Indemnified Party shall have the right, subject to the Indemnifying Party's right to assume the defense pursuant to the provisions of this Article VII, to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Party. Unless and until the Indemnified Party assumes the defense of any Claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event he, she or it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that he, she or it was not entitled to indemnification under this Article VII.

         (d) In no event shall an Indemnifying Party be required to pay in connection with any Claim for more than one firm of counsel (and local counsel) for each of the following groups of Indemnified Parties: (i) AT&T, its Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them; and (ii) TeleCorp and its Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them.

7.5 TAX COSTS AND TAX BENEFITS. The amount of any Losses for which indemnification is provided under any of Sections 7.2 or 7.3, shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Losses. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Losses. Any indemnification payment hereunder shall initially be made without regard to this Section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Losses, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for Taxes and payments between the parties to this Agreement to reflect such adjustment shall be made if necessary. Any indemnity payment under this Agreement shall be treated as an adjustment to the value of the asset upon which its underlying claim was based, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the value of the asset for United States Federal income Tax purposes.

                                  ARTICLE VIII

                                   TERMINATION

8.1 TERMINATION. In addition to any other rights of termination set forth herein, this Agreement may be terminated, and the Transactions abandoned, without further obligation of any party, except as set forth herein, at any time prior to the Closing Date:

         (a)    by mutual written consent of the parties;

         (b) by any party by written notice to the other parties, if the Closing of all the Swap Transactions shall not have occurred on or before December 31, 2000; PROVIDED, HOWEVER, that if the Transactions shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or approvals or consent of the FCC not having expired or been terminated or received, then such date shall be extended to March 31, 2001; and PROVIDED, FURTHER, that the party electing to exercise such right is not otherwise in breach of its obligations under this Agreement; or

         (c) by any party by written notice to the other party, if the consummation of the Transactions shall be prohibited by a final, nonappealable order, decree or injunction of a court of competent jurisdiction.

8.2   EFFECT OF TERMINATION; TAX RESPONSIBILITY.

         (a) Upon a termination of this Agreement, no party hereto shall have any liability or further obligation to any other party to this Agreement, except as set forth in paragraph (b) below, and except that nothing herein will relieve any party from liability for any breach by such party of this Agreement.

         (b) Upon a termination of this Agreement pursuant to Section 8.1, all provisions of this Agreement shall terminate, except Section 1.4(b), Section
3.2 and this Section 8.2, and Articles VII, IX and X, except that nothing herein will relieve any party from liability for any breach of this Agreement. Upon such termination, Intermediary promptly shall return to TeleCorp all documents, instruments and other property delivered to Intermediary by or at the direction of TeleCorp pursuant to the provisions hereof, including, without limitation, the TeleCorp Assignments and the Stock Consideration, if any, and return to AT&T all documents, instruments and other property delivered to Intermediary by or at the direction of AT&T pursuant to the provisions hereof, including, without limitation, the AT&T Assignments, the Cash Consideration and the Asset Payment.

         (c) Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses. Notwithstanding the foregoing, (i) TeleCorp shall pay or cause to be paid at the Closing or, if due prior to the Closing, shall reimburse AT&T at Closing for, or thereafter, promptly when due, all Transfer Taxes (including sales taxes, gross receipts taxes, stamp taxes, and other similar taxes) payable solely as a result of a transfer of assets pursuant to this Agreement, but excluding any federal, state, local or other jurisdictional income Taxes (or franchise, excise, gross receipts or other taxes that are generally imposed on a party on a periodic basis as a result of a party's status, presence, conduct of business, holding of assets, income, revenues, activities or other items) ("TRANSFER TAXES") relating to the transfer of the TeleCorp Assets; (ii) AT&T shall pay or cause to be paid at the Closing or, if due prior to the Closing, shall reimburse TeleCorp at Closing for, or thereafter, promptly when due, all transfer taxes (including sales taxes, gross receipts taxes, stamp taxes, and other similar taxes) payable solely as a result of a transfer of assets pursuant to this Agreement, but excluding any federal, state, local or other jurisdictional income Taxes (or franchise, excise, gross receipts or other Taxes that are generally imposed on a party on a periodic basis as a result of a party's status, presence, conduct of business, holding of assets, income, revenues, activities or other items) relating to the AT&T Owned Assets,
(iii) in the case of any Taxable period that includes (but does not begin on) the Closing Date (the "TAX PERIOD") (x) real, personal and intangible property Taxes (collectively, "PROPERTY TAXES") of AT&T for the AT&T Owned Assets on the one hand, and the Property Taxes of TeleCorp for the TeleCorp Assets on the other hand, for the pre-Closing Tax period shall be equal to the amount of such Property Taxes for the entire Tax Period multiplied by a fraction, the numerator of which is the number of full days during the Tax Period that are in the pre-Closing Tax period and the denominator of which is the number of days in the Tax Period; and (y) the Taxes (other than Property Taxes, income Taxes and Transfer Taxes) of AT&T in respect of the AT&T Owned Assets, on the one hand, and TeleCorp in respect of the TeleCorp Assets on the other hand, for the pre-Closing Tax period shall be computed as if such Taxable period ended as of the opening of business on the Closing Date; and (iv) TeleCorp and AT&T shall each be responsible, with respect to their respective transferred assets, for preparing and filing all Federal, state, local and other Tax returns and conducting Tax audits that relate to operations or events affecting Tax periods ending prior to the Closing Date, including Tax returns the due date of which is after the Closing Date (or in the case of income Taxes, any Tax period).

         (d)    Notwithstanding any other provision of this Agreement:

         (i) AT&T shall be responsible for, and shall hold the TeleCorp Indemnified Parties harmless from and against (A) any income Taxes imposed on AT&T or any of its Affiliates, (B) any Taxes (other than income Taxes) imposed on AT&T or any of its Affiliates, which Taxes are not related to nor imposed on or with respect to the AT&T Assets and (C) any Taxes (other than income Taxes and Transfer Taxes) imposed on or with respect to (x) the AT&T Owned Assets for any taxable period, or portion thereof, ending prior to the Closing Date or (y) with respect to the TeleCorp Assets for any taxable period, or portion thereof, beginning on the Closing Date (calculated, in the case of (x) and (y) for a Tax Period, as set forth above in Section 8.2(c));

         (ii) TeleCorp shall be responsible for, and shall hold the AT&T Indemnified Parties harmless from and against (A) any income Taxes imposed on TeleCorp or any of its Affiliates, (B) any Taxes (other than income Taxes) imposed on TeleCorp or any of its Affiliates, which Taxes are not related to nor imposed on or with respect to the TeleCorp Assets and (C) any Taxes (other than income Taxes and Transfer Taxes) imposed on or with respect to (x) the TeleCorp Assets for any taxable period, or portion thereof, ending prior to the Closing Date or (y) with respect to the AT&T Owned Assets for any taxable period, or portion thereof, beginning on the Closing Date (calculated, in the case of (x) and (y) for a Tax Period, as set forth above in Section 8.2(c)); and

         (iii) AT&T and TeleCorp, respectively, shall be entitled to control in all respects (and no other Person shall have any rights with respect to) any audit, examination or other Tax proceeding by or with a Governmental Authority with respect to any consolidated, combined or unitary Tax return or any other income Tax Return of AT&T (or any of its Affiliates) or TeleCorp (or any of its Affiliates), respectively.

         (e) In the case of an audit, examination or other Tax proceeding for a Tax Period by or with a Governmental Authority which may result in indemnification pursuant to Section 8.2(d)(i)(C) or 8.2(d)(ii)(C), the provisions of Section 7.4 shall apply, provided that the party with respect to which the claim by the Governmental Authority is greater shall, solely for purposes of this sentence, have the rights and obligations set forth in Section
7.4 of the "Indemnifying Party," and the other party shall, solely for purpose of the sentence, have the rights and obligations set forth in Section 7.4 of the "Indemnified Party," with respect to such proceeding.

         (f) TeleCorp and AT&T shall each pay one-half of all fees required to be paid (i) under the HSR Act relating to the Transactions hereunder, and
(ii) to the FCC in connection with the filing of the applications for transfer of the Licenses contemplated to be transferred in the Swap Transactions.

                                   ARTICLE IX

                                   DEFINITIONS

         For purposes of this Agreement:

         "ABC," "ABC LICENSES" and "ABC ACQUISITION AGREEMENT" have the meanings set forth in the recitals.

         "ACQUISITION AGREEMENTS" has the meaning set forth in the recitals.

         "AFFILIATE" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither TeleCorp and its Subsidiaries, on the one hand, nor AT&T and its Subsidiaries , on the other hand, shall be considered an Affiliate of the other.

         "AGREEMENT" has the meaning set forth in the preamble.

         "ASSET PAYMENT" has the meaning set forth in the recitals.

         "AT&T" has the meaning set forth in the preamble.

         "AT&T ACQUIRED ASSETS" has the meaning set forth in the recitals.

         "AT&T ACQUISITION ASSIGNMENTS" has the meaning set forth in Section 2.2(a).

         "AT&T ASSETS" has the meaning set forth in the recitals.

         "AT&T ASSIGNMENTS" has the meaning set forth in Section 2.2(a).

         "AT&T DISCLOSURE SCHEDULE" has the meaning set forth in Article IV.

         "AT&T ENTITIES" has the meaning set forth in the preamble.

         "AT&T INDEMNIFIED PARTY" has the meaning set forth in Section 7.3.

         "AT&T LICENSE ASSIGNMENTS" has the meaning set forth in Section 2.2(a).

         "AT&T MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the AT&T Assets, taken as a whole, excluding any adverse change in, or effect on, the financial condition or revenues of the AT&T Assets to the extent attributable to (i) general economic conditions in the United States and (ii) conditions affecting the wireless communications industry generally.

         "AT&T OWNED ASSETS" has the meaning set forth in the recitals.

         "AT&T RELATED DOCUMENTS" has the meaning set forth in Section 4.1(b).

         "BOSTON BUSINESS" has the meaning set forth in the recitals.

         "BOSTON EMPLOYEES" has the meaning set forth in Section
3.7(a).

         "BOSTON LICENSES" has the meaning set forth in the recitals.

         "BTA" means the unit of division (of which there are four hundred ninety-three (493)) for the United States of America, devised by Rand McNally based upon geography, population and other factors, which units form the basis for the auction by the FCC of a portion of the Licenses for PCS Systems for Basic Trading Areas, as defined by the FCC.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or a legal holiday in New York, New York or any other day on which commercial banks in New York, New York are authorized by law or governmental decree to close.

         "CASH CONSIDERATION" has the meaning set forth in recitals.

         "CLOSING" has the meaning set forth in Section 2.1.

         "CLOSING DATE" has the meaning set forth in Section 2.1.

         "CODE" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

         "CONFIDENTIAL INFORMATION" means any and all information regarding the business, finances, operations, products, services and customers of the Person specified and its Affiliates, in written or oral form or in any other medium.

         "CONSENTS" means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the parties hereto to consummate the Transactions and for TeleCorp to operate its business (including the AT&T Assets) after the Closing Date as currently contemplated.

         "CONTRACT" means any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

         "DESIGNATED TRANSFEREE" has the meaning set forth in Section 10.14.

         "DOJ" has the meaning set forth in Section 3.1(d)(iii).

         "ENVIRONMENTAL LAWS" means: the Comprehensive Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA") and/or the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.) ("RCRA") and/or the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.) ("TSCA") and/or the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.) ("FIFRA") and/or the Clean Air Act (42 U.S.C. ss. 7401 et seq.) ("CAA") and/or the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.) ("FWPCA") and/or the Safe Drinking Water Act (42 U.S.C. ss. 300f et seq.) ("SDWA") and/or the Oil Pollution Act of 1990 (33 U.S.C. ss.ss. 2701-2761) ("OPA") and/or the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. ss.ss. 11001-11050) ("EPCRA") including any amendments or extensions thereof; and/or the Building Occupancy Code Administration, Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.) and Codes of the National Fire Protection Association; and all statutes, laws, regulations, rules, ordinances, codes, licenses, permits, guidelines, standards, orders, requirements, approvals and similar items of all governmental agencies, departments, commissions, boards and instrumentalities of the United States, any foreign country, or any state, or any political subdivision thereof relating to pollution and/or the protection of human health and/or the environment, including, without limitation, those relating to reporting, licensing, permitting, investigating, removing or remediating Materials of Environmental Concern.

         "EXCLUDED EMPLOYEES" has the meaning set forth in Section 3.7(a).

         "FCC" means the Federal Communications Commission or similar regulatory authority established in replacement thereof.

         "FCC APPLICATIONS" has the meaning set forth in Section 3.1(d)(i).

         "FCC LAW" means the Communications Act of 1934, as amended, including as amended by the Telecommunications Act of 1996, and the rules, regulations and policies promulgated thereunder.

         "FINAL ORDER" has the meaning set forth in Section 6.1(b).

         "FIRST TRANSFER DATE" has the meaning set forth in Section 1.4.

         "FTC" has the meaning set forth in Section 3.1(d)(iii).

         "GOVERNMENTAL AUTHORITY" means a Federal, state or local court, legislature, governmental agency, commission or regulatory or administrative authority or instrumentality.

         "HIRED EMPLOYEE" has the meaning set forth in Section 3.7(f)(i).

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" have the meanings set forth in Section 7.4.

         "INDUS" has the meaning set forth in the recitals.

         "INDUS PURCHASE AGREEMENT" has the meaning set forth in the recitals.

         "INTELLECTUAL PROPERTY" means any (a) trademarks, trade dress, trade names, service marks, logos and other similar proprietary rights, (b) domain names, (c) copyrights and (d) patents and patentable know-how, inventions and processes.

         "INTERMEDIARY" has the meaning set forth in the recitals.

         "INTERMEDIARY AGREEMENT" has the meaning set forth in the recitals.

         "IOWA LICENSES" has the meanings set forth in the recitals.

         "LAW" means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

         "LETTER OF INSTRUCTION" has the meaning set forth in Section 2.2(e).

         "LICENSE" means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower or to use an asset or process, in each case issued or granted by a Governmental Authority.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, option, title defect, restriction, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

         "LOSSES" has the meaning set forth in Section 7.2.

         "MATERIALS OF ENVIRONMENTAL CONCERN" means any substance: (a) the presence of which requires investigation or remediation under any Environmental Law; or (b) which is defined as a "hazardous waste," "hazardous substance," "hazardous material," toxic substance, pollutant or contaminant under any Environmental Law; or (c) which is identified under any Environmental Laws as toxic, explosive, corrosive, flammable, ignitable, reactive, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes restricted or regulated by any governmental, quasi-governmental or regulatory authority, agency, department, commission, board, agency or instrumentality of the United States, any foreign country, or any state, or any political subdivision thereof; or (d) without limitation, which includes or contains gasoline, diesel fuel or other petroleum hydrocarbons or byproducts.

         "MTA" means the unit of division (of which there are fifty-one (51)) for the United States of America, devised by Rand McNally based upon geography, population and other factors, which units form the basis for the auction by the FCC of a portion of the Licenses for PCS Systems for Major Trading Areas, as defined by the FCC.

         "NEW YORK COURTS" has the meaning set forth in Section 10.5.

         "PCS" means Personal Communications Services, which is the term to describe the services that may be provided as a result of obtaining the Licenses, the exchanges of which are contemplated hereby, under FCC Law.

         "PERMITTED LIENS" means (a) Liens for Taxes, assessments and governmental charges, in each case not yet due and payable, (b) zoning laws or ordinances or any similar Laws, (c) rights reserved to any Governmental Authority to regulate the affected property, (d) Liens described on SCHEDULE 5.6 of the TeleCorp Disclosure Schedule, which liens do not individually or in the aggregate interfere with the right or ability of the applicable party to own, use enjoy or operate the applicable assets in the manner currently used or to convey good and marketable title or enforceable rights thereto, (e) as to leased property the interests of the lessors thereof, (f) FCC Liens, and (g) as to Real Property, any easements, rights-of-way, servitudes, conditions, covenants, restrictions and minor imperfections or irregularities in title, in each case, which are reflected in the public records and which do not individually or in the aggregate interfere with the right or ability of the applicable party to own, use, enjoy or operate the Real Property in the manner currently used or to convey good, marketable and indefeasible fee simple title to the same; PROVIDED, that "Permitted Liens" will not include any Lien which could prevent or inhibit in any way (other than as permitted under clause (f)) the conduct of the business of the affected Party.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Authority, business trust, unincorporated organization, or other legal entity.

         "POLYCELL," "POLYCELL LICENSES" and "POLYCELL ACQUISITION AGREEMENT" have the meanings set forth in the recitals.

         "POLYCELL BUYER" has the meaning set forth in the recitals.

         "POPS" mean the Paul Kagan Associates, Inc. estimate of the 1999 population of a geographic area.

         "PROPERTY TAXES" has the meaning set forth in Section 8.2(c).

         "QUALIFIED INTERMEDIARY" means a "qualified intermediary" as defined in Regulations section 1.1031(k)-1(g)(4)(iii).

         "REGULATIONS" means the Treasury Department regulations (including temporary regulations) promulgated under the Code.

         "REPLACEMENT ASSETS" has the meaning set forth in Section 1.4.

         "REPRESENTATIVES" has the meaning set forth in Section 3.2(a).

         "STOCK CONSIDERATION" has the meaning set forth in the recitals.

         "SUBSIDIARY" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         "SWAP TRANSACTIONS" has the meaning set forth in the recitals.

         "TAX" OR "TAXES" means any Federal, state, local or foreign tax, fee or other like assessment or charge of any kind, including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding on amounts paid to or by the taxpayer, payroll, employment, excise, severance, stamp, capital stock occupation, property, environmental or windfall tax, premium, custom, duty or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

         "TAX PERIOD" has the meaning set forth in Section 8.2(c).

         "TELECORP" has the meaning set forth in the preamble.

         "TELECORP ASSETS" has the meaning set forth in the recitals.

         "TELECORP ASSIGNED AGREEMENTS" has the meaning set forth in Section
5.9.

         "TELECORP ASSIGNED LEASES" means those leases included in the TeleCorp Assets.

         "TELECORP ASSIGNMENTS" has the meaning set forth in Section 2.2(c).

         "TELECORP BOOKS AND RECORDS" means all engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and procedures and all other files of correspondence, lists, records and reports concerning the Boston Business, including subscribers and prospective subscribers of the Boston Business, dealings with Governmental Authorities with respect to the Boston Business, including all reports filed with respect to the Boston Business by or on behalf of TeleCorp or any Affiliate with the FCC, and including all documents, reports and records relating to any employee of the Business who has given consent to disclosure of such documents, reports and records or which may otherwise be transferred without violation of the Law.

         "TELECORP DISCLOSURE SCHEDULE" has the meaning set forth in Article V.

         "TELECORP ENTITIES" has the meaning set forth in the preamble.

         "TELECORP EXCLUDED ASSETS" means (i) bonds, letters of credit, surety instruments and other similar items; (ii) cash and cash equivalents, including cash relating to customer subscriber prepayments and deposits, and notes receivable; (iii) Intellectual Property held by TeleCorp or any of its Affiliates, other than AT&T; (iv) assets, rights or properties of TeleCorp or its Affiliates used or held for use other than principally in connection with the Boston Business, and (v) Claims, rights and interest in and to any refunds of taxes or fees of any nature, or other Claims against third parties, relating to the operation of the Boston Business prior to the Closing Date.

         "TELECORP INDEMNIFIED PARTY" has the meaning set forth in Section 7.2.

         "TELECORP MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the TeleCorp Assets or the Boston Business, taken as a whole, excluding any adverse change in, or effect on, the financial condition or revenues of the TeleCorp Assets or the Boston Business to the extent attributable to (i) general economic conditions in the United States and (ii) conditions affecting the wireless communications industry generally.

         "TELECORP REAL PROPERTY" means (i) any real property or facility presently or previously owned by TeleCorp or any of its predecessors in interest; (ii) any real property or facility presently or previously leased to TeleCorp (or any predecessor in interest) by any Person; (iii) any real property or facility presently or previously operated for TeleCorp or any of its predecessors in interest by any Person; (iv) any real property or facility presently or previously used or occupied by TeleCorp or any of its predecessors in interest; and/or (v) any real property or facility at which the products or equipment of TeleCorp or any of its predecessors in interest have been or are being installed or used, in any event that is or was used in connection with TeleCorp's operation of a PCS business in the areas covered by, or which are otherwise included as part of the TeleCorp Assets.

         "TELECORP RELATED DOCUMENTS" has the meaning set forth in Section
5.1(b).

         "TRANSFER TAXES" has the meaning set forth in Section 8.2(c).

         "TRANSACTIONS" means the Swap Transactions and other transactions contemplated by this Agreement.

         "WISCONSIN LICENSES" have the meanings set forth in the recitals.

         When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Unless the context otherwise requires, the terms defined hereunder shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders whenever necessary or appropriate. Whenever the word "herein" or "hereof" is used in this Agreement, it shall be deemed to refer to this Agreement and not to a particular Section of this Agreement unless expressly stated otherwise.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

10.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of each of the parties.

10.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirement for a waiver of compliance as set forth in this Section 10.2.

10.3 NOTICES. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person against receipt, by facsimile transmission with confirmation of receipt, by overnight courier service, or by registered or certified mail (return receipt requested), postage prepaid, with an acknowledgment of receipt signed by the addressee or an authorized representative thereof, addressed as follows (or to such other address for a party as shall be specified by like notice; PROVIDED, that notice of a change of address shall be effective only upon receipt thereof):

                  If to AT&T at:

                  AT&T Corp.
                  295 North Maple Avenue
                  Basking Ridge, NJ 07920
                  Attention: Marilyn J. Wasser
                  Fax:  (908) 221-6618

                  With a copy to:

                  Wachtell Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY 10019
                  Attention:  Steve A. Rosenblum and Trevor S. Norwitz
                  Fax:  (212) 403-2000

                  Friedman, Kaplan & Seiler
                  875 Third Avenue
                  New York, NY
                  Attention:  Gary Friedman
                  Fax:

                  If to TeleCorp or its Affiliates, to TeleCorp at:

                  1010 North Glebe Road, Suite 800
                  Arlington, Virginia  22201
                  Attention:  Thomas H. Sullivan
                  Facsimile:  (703) 236-1376

                  With a copy to:

                  Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. One Financial Center
                  Boston, MA  02111
                  Attention:  Alicia M.V. Wyman
                  Facsimile:  (617) 592-2241

                  Cadwalader, Wickersham & Taft
                  100 Maiden Lane
                  New York, NY 10038
                  Attention:  Brian Hoffman
                  Fax:  (212) 504-6666

10.4 PARTIES IN INTEREST; ASSIGNMENT. This Agreement is binding upon, and is solely for the benefit of (except to the extent set forth in Section 10.13) the parties hereto and their respective Affiliates, permitted successors, legal representatives and permitted assigns. Subject to Section 10.14, neither party may assign its rights and obligations hereunder without the prior written consent of the other party.

10.5 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT TO SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK (THE "NEW YORK COURTS") FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS, WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE NEW YORK COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY NEW YORK COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

10.7 INTERPRETATION. The article and section headings contained in this Agreement are for convenience of reference only, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedule hereto and the certificates and instruments delivered pursuant to the terms of this Agreement, embody the entire agreement and understanding of the parties hereto in respect of the Transactions. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the Transactions.

10.9 PUBLICITY. So long as this Agreement is in effect, the parties agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the Transactions, and no party shall issue any press release or make any such public statement prior to such consultation, except as may be required by Law, including state and Federal securities Laws. No press release or other public statement by a party shall disclose any of the financial terms of the Transactions without the prior consent of the other party, except as may be required by Law. A breach of the provisions of this
Section 10.9 by a party shall not give rise to any right to terminate this Agreement.

10.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Courts.

10.11 REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

10.12 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

10.13 BENEFICIARIES OF AGREEMENT. The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the parties hereto and the TeleCorp Indemnified Parties and AT&T Indemnified Parties, and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third party beneficiary or otherwise.

10.14 DESIGNATED TRANSFEREE. It is understood and agreed between the parties that TeleCorp or AT&T, respectively, may cause one or more of its direct or indirect Affiliates or wholly owned Subsidiaries (each a "DESIGNATED TRANSFEREE") to acquire all or part of the AT&T Assets or TeleCorp Assets, respectively, hereunder; PROVIDED, that notwithstanding any such designation, TeleCorp and AT&T, respectively, shall remain fully liable for all of its obligations and those of the Designated Transferee hereunder; PROVIDED, further, that AT&T may cause its Designated Transferee to pay all or part of the Asset Payment or Cash Consideration payable hereunder.

10.15 ACCESS TO RECORDS. From and after the Closing Date (i) AT&T shall furnish TeleCorp with reasonable access to AT&T's books and records that after the Closing are in the custody and control of AT&T and that relate solely to the AT&T Assets as TeleCorp may reasonably request in order to comply with their obligations under Law, and (ii) TeleCorp shall furnish AT&T with reasonable access to TeleCorp's books and records that after the Closing are in the custody and control of TeleCorp and that relate solely to the Boston Licenses and TeleCorp Assets as AT&T reasonably request in order to comply with its obligations under Law.

10.16 AGENCY. TeleCorp is hereby appointed agent of the Designated TeleCorp Affiliates for purposes of effecting the transactions contemplated hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AT&T WIRELESS PCS, LLC



By:
      Name:
      Title:


TELECORP PCS, INC.



By:
      Name:
      Title:


TELECORP PCS, LLC



By:
      Name:
      Title:


TELECORP HOLDING CORP., INC.



By:
      Name:
      Title:


TELECORP COMMUNICATIONS, INC.



By:
      Name:
      Title:

TELECORP EQUIPMENT LEASING, L.P.



By:
      Name:
      Title:


TELECORP REALTY, LLC



By:
      Name:
      Title: